                                                                 Exhibit 10.11

                          LOAN AND SERVICING AGREEMENT
                           Dated as of March 17, 2000

                                      Among

                           TRM INVENTORY FUNDING TRUST
                                   as Borrower
                                   -----------

                               TRM ATM CORPORATION
                   in its individual capacity and as Servicer
                   ------------------------------------------

                          AUTOBAHN FUNDING COMPANY LLC
                                    as Lender
                                    ---------

                     DG BANK DEUTSCHE GENOSSENSCHAFTSBANK AG
                             as Administrative Agent
                             -----------------------

                                       and

                          KEYBANK NATIONAL ASSOCIATION
                     as Liquidity Agent and Collateral Agent
                     ---------------------------------------

                  ARTICLE ILOANS; CERTIFICATES
         SECTION 1.01.     Commitments to Lend; Limits on Lender's Obligations. 1
         SECTION 1.02.     Borrowing Procedures; Principal Amount      2
         SECTION 1.03.     Security Interest2
         SECTION 1.04.     Purchase of Certificates  2
         SECTION 1.05.     Use of Proceeds; Provision of Cash 3
         SECTION 1.06.     Cash Provision Fee        4

                       ARTICLE IINOTE
         SECTION 2.01.     Note.    4
         SECTION 2.02.     Interest on Loans and Yield on Certificates 5
         SECTION 2.03.     General Procedures        5
         SECTION 2.04.     Commitment Fee   5
         SECTION 2.05.     Registration; Registration of Transfer and Exchange of Notes 5

                    ARTICLE IIISETTLEMENTS
         SECTION 3.01.     Accounts; Investments     6
         SECTION 3.02.     Collection of Moneys      8
         SECTION 3.03.     Settlement       8
         SECTION 3.04.     Letter of Credit Matters  10
         SECTION 3.05.     Payments and Computations, Etc     11

                   ARTICLE IVYIELD PROTECTION
         SECTION 4.01.              11
         SECTION 4.02.     Yield Protection 11
         SECTION 4.03.     Funding Losses   13
         SECTION 4.04.     Taxes    13

                 ARTICLE VCONDITIONS OF BORROWINGS
         SECTION 5.01.     Conditions Precedent to Initial Borrowing   14
         SECTION 5.02.     Conditions Precedent to All Borrowings      16

               ARTICLE VIREPRESENTATIONS AND WARRANTIES
         SECTION 6.01.     Representations and Warranties of Borrower  17
         SECTION 6.02.     Representations and Warranties of the Servicer and TRM ATM   20

                ARTICLE VIIGENERAL COVENANTS OF BORROWER
         SECTION 7.01.     Affirmative Covenants of Borrower  23
         SECTION 7.02.     Reporting Requirements of Borrower 24
         SECTION 7.03.     Negative Covenants of Borrower     25
         SECTION 7.04.     Covenants of TRM ATM      26

         SECTION 7.05.     Separate Existence.       28

              ARTICLE VIIIADMINISTRATION AND COLLECTION
         SECTION 8.01.     Servicer to Act  30
         SECTION 8.02.     Insurance        31
         SECTION 8.03.     Reporting        31
         SECTION 8.04.     Books and Records         32
         SECTION 8.05.     [RESERVED].      32
         SECTION 8.06.     Costs of Servicing; Servicer's Fee 32
         SECTION 8.07.     Successor Servicer        32
         SECTION 8.08.     Bailee for Lender         33

                   ARTICLE IXEVENTS OF DEFAULT
         SECTION 9.01.     Events of Default         33
         SECTION 9.02.     Remedies 36

              ARTICLE XTHE ADMINISTRATIVE AGENT; COLLATERAL AGENT
         SECTION 10.01.    Authorization and Action  37
         SECTION 10.02.    Administrative Agent's and Collateral Agent's Reliance, Etc  37
         SECTION 10.03.    The Liquidity Agent, the Collateral Agent, the Administrative
                                  Agent and Affiliates       37
         SECTION 10.04.    Appointment and Powers of Collateral Agent  38
         SECTION 10.05.    Collateral Agent and Employees of the Collateral Agent       39
         SECTION 10.06.    Successor Agent  40

                  ARTICLE XIASSIGNMENT OF LENDER'S INTEREST
         SECTION 11.01.    Restrictions on Assignments       41
         SECTION 11.02.    Rights of Assignee        42
         SECTION 11.03.    Evidence of Assignment    42

                        ARTICLE XIIINDEMNIFICATION
         SECTION 12.01.    Indemnities by Borrower and Administrator   42
         SECTION 12.02.    Indemnities by Servicer   44
         SECTION 12.03.    Indemnities by TRM ATM    45

                         ARTICLE XIIIMISCELLANEOUS
         SECTION 13.01.    Amendments, Etc  46
         SECTION 13.02.    Notices, Etc     46
         SECTION 13.03.    No Waiver; Remedies       47
         SECTION 13.04.    Binding Effect; Survival  47
         SECTION 13.05.    Costs, Expenses and Taxes 47
         SECTION 13.06.    No Proceedings   48
         SECTION 13.07.    Confidentiality  48
         SECTION 13.08.    [RESERVED]       49


         SECTION 13.09.    Captions and Cross References      49
         SECTION 13.10.    Integration      50
         SECTION 13.11.    Governing Law    50
         SECTION 13.12.    Waiver of Jury Trial      50
         SECTION 13.13.    Consent to Jurisdiction; Waiver Of Immunities        50
         SECTION 13.14.    Execution in Counterparts; Severability     51
         SECTION 13.15.    No Recourse Against Certain Parties         51
         SECTION 13.16.    Limitation of Liability   51


                            APPENDICES

APPENDIX A        Definitions

                            SCHEDULES

SCHEDULE I        Form of Armored Car Carrier Addendum

SCHEDULE II       Insurance Schedule

                             EXHIBITS

EXHIBIT 1.02      Form of Borrowing Notice

EXHIBIT 2.01      Form of Note

EXHIBIT 8.07(i)   Form of Servicing Report

                          LOAN AND SERVICING AGREEMENT
                          ----------------------------

                           Dated as of March 17, 2000

          THIS IS A LOAN AND SERVICING AGREEMENT, among TRM INVENTORY FUNDING TRUST, a Delaware business trust ("BORROWER"), TRM ATM CORPORATION, an Oregon corporation, individually ("TRM ATM") and as initial servicer (in such capacity, the "SERVICER"), AUTOBAHN FUNDING COMPANY LLC, a Delaware limited liability company ("LENDER"), DG BANK DEUTSCHE GENOSSENSCHAFTSBANK AG, as administrative agent for Lender (in such capacity, the "ADMINISTRATIVE AGENT"), and KEYBANK NATIONAL ASSOCIATION, a national banking association ("KEYBANK"), as liquidity agent for Liquidity Providers (in such capacity, the "LIQUIDITY AGENT") and as collateral agent for the Secured Parties (in such capacity, the "COLLATERAL AGENT"). Unless otherwise indicated, capitalized terms used in this Agreement are defined in APPENDIX A.

                                   BACKGROUND

          1. Borrower intends to borrow Loans from the Lender and sell Certificates to the Lender. Borrower has requested Lender and Lender has agreed, subject to the terms and conditions contained in this Agreement, to make such Loans to and purchase the Certificates from Borrower from time to time during the term of this Agreement, which Loans will be secured by a security interest in all of the assets of Borrower.

          2. The Servicer has agreed to undertake certain servicing obligations for the benefit of the Secured Parties and Borrower as set forth herein.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I.

                               LOANS; CERTIFICATES

          SECTION 1.01 COMMITMENTS TO LEND; LIMITS ON LENDER'S OBLIGATIONS. Upon the terms and subject to ARTICLE 5 and the other conditions of this Agreement, from time to time prior to the Termination Date, Borrower may request that Lender make loans to Borrower on a revolving basis secured by a Lien on all of the assets of Borrower (each, a "LOAN") and Lender shall make such Loans; PROVIDED that (i) no Loan shall be made by Lender if, after giving effect thereto, the sum of the Face Amount of all Commercial Paper Notes issued by Lender with respect to the Transaction Documents plus the aggregate principal or certificate balance of all Loans and Certificates funded other than through the issuance of Commercial Paper Notes would exceed $30,000,000, except as such amount is increased from time to time with the consent of the Administrator, the Administrative Agent and the Liquidity Agent (the "FACILITY LIMIT"); (ii) no Loan shall be made by Lender if, after giving effect thereto, the Letter of Credit Stated Amount does not at least equal the Letter of Credit Required Amount, and (iii) each Borrowing made pursuant to this SECTION 1.01 shall have an initial principal amount of at least $250,000 and shall be in integral multiples of $1,000, unless otherwise approved by the Administrative Agent and the Liquidity Agent.

          SECTION 1.02  BORROWING PROCEDURES; PRINCIPAL AMOUNT.

          (a) NOTICE OF BORROWING. Each Borrowing by Borrower shall be made on a Business Day on notice from Borrower (or the Administrator on its behalf) to the Administrative Agent received by the Administrative Agent not later than 11:00 a.m. (New York City time) on the second Business Day preceding the date of such proposed Borrowing. Each such notice of a proposed Borrowing shall be substantially in the form of EXHIBIT 1.02 (each, a "BORROWING NOTICE") and shall specify the amount of such Borrowing and the date on which such Borrowing is to be made. Any Borrowing Request given by Borrower pursuant to this SECTION 1.02 shall be irrevocable and binding on Borrower. The Borrower shall not be permitted to make more than two Borrowings during any single calendar week without the consent of the Administrative Agent and the Liquidity Agent.

          (b) FUNDING OF BORROWING. On each Borrowing Date, upon satisfaction of the applicable conditions set forth in ARTICLE V, Lender shall make available to the Administrative Agent an amount equal to the requested Borrowing in same day funds, and, after receipt by the Administrative Agent of such funds, the Administrative Agent will deposit such funds into one or more Disbursement Accounts specified by the Servicer; PROVIDED, HOWEVER, that in the case of the initial Borrowing, the Administrator shall be permitted to direct an amount equal to all cash in the ATMs on the date of the initial Borrowing to be paid to an account specified by the Administrator.

          SECTION 1.03 SECURITY INTEREST. Borrower hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a first priority continuing lien and security interest in all of the assets of Borrower (including, without limitation, all of Borrower's cash and currency, accounts, chattel paper, instruments, general intangibles, deposit accounts, inventory, investment property, equipment, rights under SECTIONS 1.05 and
1.06 hereof and all other personal property of Borrower), whether now owned or hereafter acquired, wherever located, and including proceeds of the foregoing. Such lien and security interest shall secure all of Borrower's obligations hereunder, including, without limitation, the payments of principal of, and interest on, the Note (and the Loans evidenced thereby).

          SECTION 1.04 PURCHASE OF CERTIFICATES. On the date of the first Borrowing under SECTION 1.01, the Borrower shall sell to the Lender and the Lender shall purchase from the Borrower Certificates with an initial outstanding certificate balance of $891,000 for a purchase price equal to such outstanding certificate balance. In addition, if the Facility Limit hereunder is increased with the consent of the Administrative Agent and the Liquidity Agent, the Borrower may sell additional Certificates to the Lender on the first Borrowing Date following any such increase (provided that 1% of any additional Certificates shall be sold to GSS Holdings, Inc.). Lender shall make available to the Administrative Agent an amount equal to the outstanding principal balance of the Certificates purchased on the applicable purchase date, and, after receipt by the Administrative Agent of such funds, the Administrative Agent will deposit such funds into one or more Disbursement Accounts specified by the Servicer.

          SECTION 1.05 USE OF PROCEEDS; PROVISION OF CASH. The Borrower covenants and agrees to use all proceeds of the Loans and sale of the Certificates solely to provide Cash to TRM ATM for use by TRM ATM in the ATM's. TRM ATM hereby covenants and agrees that the Borrower shall be the sole and exclusive source of cash for its ATMs in the United States of America and until the Final Payout Date hereunder it will not permit cash from any other cash provider to be placed in such ATMs. TRM ATM hereby appoints the Borrower as its cash provider and the Borrower hereby accepts such appointment.

          TRM ATM hereby acknowledges and agrees that all right, title and interest in and to any and all Cash provided by the Borrower to TRM ATM or its agents or subcontractors for use in the ATMs is and shall remain the sole and separate property of the Borrower. TRM ATM expressly acknowledges that the Cash supplied to the ATMs is not, and is not intended to be, a loan from the Borrower to TRM ATM. If, however, notwithstanding the intent of the Borrower and TRM ATM, the provision of Cash by Borrower to TRM ATM is determined to be a loan by the Borrower to TRM ATM, then TRM ATM hereby grants to the Borrower (which Borrower has assigned to the Collateral Agent for the benefit of the Secured Parties) a security interest in all of TRM ATM's right, title and interest in and to the Cash (whether in the form of currency, credit balances in Networks or otherwise), now existing and hereafter created, to secure a loan in an amount equal to the Outstanding Facility Amount. TRM ATM shall acquire no right, title or interest in any Cash or the proceeds thereof wherever located, including, without limitation, Cash (whether in the form of currency, credit balances in a Network or otherwise) in the possession of a Transportation Agent, any other agent or subcontractor of TRM ATM, a Processing Agent or at an ATM, in the Credit Balance Settlement Account or in any other account. Notwithstanding the foregoing and any other provision in the Transaction Documents, the parties hereto acknowledge and agree that solely for federal, state and local income tax purposes, for purposes of any other taxes imposed upon, measured by or based upon gross or net income, and for franchise tax purposes, Borrower shall be treated (i) as having made a loan or series of loans to TRM ATM and (ii) as holding such Cash as security for the obligations of TRM ATM (as borrower) to Borrower.

          TRM ATM hereby acknowledges that the Borrower has granted to the Collateral Agent, on behalf of the Secured Parties, a security interest in all of the assets of the Borrower, including, without limitation, the Cash and any credit balances in the Networks resulting from the dispensing of Cash at ATMs. If TRM ATM has, or is declared or deemed to have, possession of any Cash (whether in the form of currency, credit balances in a Networks or otherwise), TRM ATM agrees that it shall hold all such Cash as custodian and bailee on behalf of the Collateral Agent for purposes of perfecting the Collateral Agent's security interest in such Cash.

          SECTION 1.06  CASH PROVISION FEE. In consideration for the
Borrower agreeing to provide Cash to TRM ATM for use in the ATMs owned or leased by TRM ATM, TRM ATM agrees to pay to the Borrower in arrears on each Cash Provision Fee Payment Date the Cash Provision Fee which shall have accrued through such date. TRM ATM covenants and agrees that it shall cause all ATM Fees to be deposited by the applicable Processing Agent directly into the ATM Fee Settlement Account.

          In order to secure and provide for the payment of the TRM Secured Obligations, TRM ATM hereby grants to the Borrower (which Borrower has assigned to the Collateral Agent for the benefit of the Secured Parties), a security interest in all of TRM ATM's right, title and interest in and to all of the fees and charges earned or received in connection with all cash withdrawal or other types of transactions initiated at ATMs (including, without limitation, all Surcharge Fees, Interchange Fees, processing fees and other fees and charges, whether in the form of a credit to the ATM Fee Settlement Account, electronic funds, or otherwise ("ATM FEES")), whether now owned or hereafter acquired or accrued. If an Event of Default or Servicer Event of Default has occurred and is continuing, the Collateral Agent shall be permitted to retain (and TRM ATM hereby authorizes the Collateral Agent to retain and apply) all ATM Fees in the ATM Fee Settlement Account and withdraw amounts as necessary to pay the TRM Secured Obligations as they become due and payable in accordance with SECTION 3.03(d).

          Prior to an Event of Default or Servicer Event of Default, TRM ATM shall be permitted to withdraw ATM Fees from the ATM Fee Settlement Account in its discretion.

                                   ARTICLE II.

                                      NOTE

          SECTION 2.01 NOTE. The Loans shall be evidenced by a promissory note (as from time to time supplemented, extended, amended or replaced, the "NOTE"), substantially in the form set forth in EXHIBIT 2.01, with appropriate insertions, dated the date hereof, payable to the order of Lender in the initial maximum principal amount of $29,100,000 on the Maturity Date. If the Facility Limit is increased pursuant to SECTION 1.01, the Note shall be replaced by a promissory note, substantially in the form of the existing Note, with appropriate changes to reflect an increased maximum principal amount to coincide with the increased Facility Limit. Upon receipt of a new Note satisfactory to Lender, Lender shall cause the existing Note to be destroyed. Principal of, and interest on, the Loans shall be paid from time to time as set forth in SECTION 3.03. Borrower shall have the right to prepay all or any portion of the Loans in full on any Settlement Date, PROVIDED that Borrower notifies the Administrative Agent of such intention to prepay the Loans in a notice delivered on the related Reporting Date preceding such Settlement Date. Any such prepayment under this SECTION 2.01 shall be accompanied by all accrued and unpaid interest on the Loans and all other amounts then due hereunder. The Administrative Agent shall record in its records, or at its option on the schedule attached to the Note, the date and amount of each Loan made hereunder, the interest rate with respect thereto (as determined under SECTION 2.02), each repayment thereof, and the other information provided for thereon. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on the Note. The failure so to record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the actual obligations of Borrower hereunder or under the Note to repay the principal amount of all Loans, together with all interest accruing thereon, as set forth in this Agreement.

          SECTION 2.02 INTEREST ON LOANS AND YIELD ON CERTIFICATES. Each Loan and each Certificate shall accrue interest or yield, respectively, during each Settlement Period at a rate equal to the Interest Rate or Yield Rate, as applicable, as in effect for such Settlement Period for such Loan or Certificate, which interest or yield, as applicable, shall be payable on each Settlement Date as set forth in SECTION 3.03. Interest and yield shall be payable on each Settlement Date for the Settlement Period related to such Settlement Date from amounts distributed pursuant to SECTION 3.03.

          SECTION 2.03 GENERAL PROCEDURES. No outstanding principal or certificate balance shall be considered reduced by any allocation, set aside or distribution of any portion of Collections or any other payment unless such Collections or other payment shall have been actually delivered to the applicable Secured Party pursuant hereto. No principal or interest or certificate balance or yield shall be considered paid by any distribution of any portion of Collections or any other payment if at any time such distribution or payment is rescinded or must otherwise be returned for any reason. No provision of this Agreement shall require the payment or permit the collection of interest in excess of the maximum permitted by Applicable Law.

          SECTION 2.04 COMMITMENT FEE. Borrower agrees to pay to the Lender a commitment fee (the "COMMITMENT FEE") for each day, from the date hereof to the Termination Date, equal to the product of (x) the Facility Limit, MINUS the Outstanding Facility Amount on such day, TIMES (y) 0.30%, DIVIDED BY (z) 360. The Commitment Fee shall be paid in arrears, on each Settlement Date as set forth in SECTION 3.03 and on the Termination Date, in the amount that shall have accrued during the Settlement Period (or portion thereof) related to such Settlement Date or other period then ending and which shall not have been previously paid.

          SECTION 2.05 REGISTRATION; REGISTRATION OF TRANSFER AND EXCHANGE OF NOTES.

          (a)   The Owner Trustee shall be the Note Registrar hereunder.
The Note Registrar shall keep or cause to be kept, at its address set forth on the signature page hereof, a Note Register in which, subject to such reasonable regulations as it may prescribe, the Note Registrar shall provide for the registration of Notes and of transfers and exchanges of Notes as provided herein; PROVIDED, HOWEVER, that no Note may be subdivided in denominations less than $100,000 or integral multiples of $1,000 upon any transfer or exchange.

          (b) At the option of a Noteholder, Notes may be exchanged for other Notes in authorized denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged to the Note Registrar. Upon surrender for registration of transfer or exchange of any Note, the Owner Trustee shall execute on behalf of the Borrower, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes in authorized denominations of a like aggregate amount dated the date of authentication by the Owner Trustee or any authenticating agent.

          (c) Every Note presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer in form satisfactory to the Owner Trustee and the Note Registrar duly executed by the Noteholder or his attorney duly authorized in writing. Each Note surrendered for registration of transfer and exchange shall be canceled and subsequently destroyed by the Note Registrar in accordance with its customary practice. No service charge shall be made for any registration of transfer or exchange of Notes, but the Owner Trustee or the Note Registrar may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Notes.

          (d) The parties hereto agree that all actions of the Owner Trustee as Note Registrar under this SECTION 2.05 shall be subject to the provisions of Article VI of the Trust Agreement.

                                  ARTICLE III.

                                  SETTLEMENTS

         SECTION 3.01  ACCOUNTS; INVESTMENTS.

         (a)   ACCOUNTS. On or before the first Borrowing Date, Borrower
(or the Administrator on its behalf) shall establish in the name of the Borrower for the benefit of the Collateral Agent, for the benefit of the Secured Parties, the following accounts, which accounts shall be segregated accounts maintained at the Collateral Agent or another Qualified Institution (provided that, prior to the use of another Qualified Institution, the Borrower (or the Administrator on its behalf) shall provide an opinion of counsel with respect to perfection issues substantially in the form of the opinion issued pursuant to SECTION 5.01(f) prior to the initial Borrowing and otherwise acceptable to the Administrative Agent and the Liquidity Agent) subject to account agreements in form and substance acceptable to the Collateral Agent:

         (i)      the ATM Fee Settlement Account;

         (ii)     the Reserve Account; and

         (iii)    the Credit Balance Settlement Account.

                  There shall be established, in the name of the Borrower, for the benefit of the Collateral Agent, a segregated deposit account subject to a Depository Bank Agreement (each, a "DISBURSEMENT ACCOUNT") at each Depository Bank from which the applicable Depository Bank shall distribute funds in accordance with instructions received by such Depository Bank from the Servicer (or its authorized agents), and in accordance with the terms of the Transaction Documents and the applicable Depository Bank Agreement, until such time as the Collateral Agent instructs such Depository Bank, or instructs the Servicer to instruct such Depository Bank, to cease such distribution of funds and to distribute such funds only in accordance with further instructions from the Collateral Agent. The initial Disbursement Account shall be at Bank of America, N.A. in the State of North Carolina. Prior to adding any additional Disbursement Accounts, Borrower (or the Administrator on its behalf) shall provide an opinion of counsel with respect to perfection issues substantially in the form of the opinion issued pursuant to SECTION 5.01(f) prior to the initial Borrowing and otherwise acceptable to the Administrative Agent and the Liquidity Agent. All such amounts in the Credit Balance Settlement Account and the Disbursement Accounts shall be held by the Collateral Agent, each Depository Bank and the Servicer, as the case may be, in such accounts as part of the Asset Pool as herein provided, subject to withdrawal by, or at the direction of, the Collateral Agent or the Servicer, in accordance with, and for the purposes specified in the provisions of, this Agreement.

          (b) INVESTMENTS. All or a portion of the amounts in the Credit Balance Settlement Account shall be invested and reinvested by the Collateral Agent (as directed by the Administrator) in one or more Eligible Investments. TRM ATM agrees to report as income for financial reporting and federal, state and local income tax purposes (to the extent reportable) all investment earnings, income and gains (if any) on amounts in the Credit Balance Settlement Account, the ATM Fee Settlement Amount and the Reserve Account.

          (c) MATURITY OF INVESTMENTS. No investment of any amount held in the Credit Balance Settlement Account shall mature later than the earlier of (i) the Business Day immediately preceding the Settlement Date which is scheduled to occur immediately following the date of investment and (ii) one week from the date of investment.

          (d) FORM OF INVESTMENT. Any investment of any funds in the Credit Balance Settlement Account shall be made under the following terms and conditions:

          (i) each such investment shall be made in the name of the Collateral Agent (in its capacity as such) or in the name of a nominee of the Collateral Agent, and

          (ii) any certificate or other instrument evidencing such investment shall be delivered directly to the Collateral Agent and endorsed in the name of the Collateral Agent and the Collateral Agent shall have sole possession of such instrument.

          (e) COLLATERAL AGENT NOT LIABLE. The Collateral Agent shall not in any way be held liable by reason of any insufficiency in the Credit Balance Settlement Account resulting from losses on investments made in accordance with the provisions of this SECTION 3.01 (but the Collateral Agent shall at all times remain liable for its own debt obligations, if any, constituting part of such investments). The Collateral Agent shall not be liable for any investment made by it in accordance with this SECTION 3.01 on the grounds that it could have made a more favorable investment.

          SECTION 3.02 COLLECTION OF MONEYS. If at any time Borrower or the Servicer shall receive any payment on or in respect of any Pool Asset, it shall hold such payment in trust for the benefit of the Collateral Agent and the other Secured Parties, shall segregate such payment from the other property of Borrower or the Servicer, as the case may be, and shall, promptly upon receipt, deliver such payment in the form received to the Collateral Agent for deposit into the Credit Balance Settlement Account.

          SECTION 3.03   SETTLEMENT.

          (a) CASH PROVISION FEES. The Servicer shall pay all Cash Provision Fees payable to the Borrower to the Credit Balance Settlement Account. TRM ATM covenants and agrees to cause all ATM Fees to be deposited directly into the ATM Fee Settlement Account.

          (b) CREDIT BALANCE DEPOSITS. Borrower and the Servicer shall deposit, or cause to be deposited, all Collections (including all Cash Provision Fees) into the Credit Balance Settlement Account within one business day of receipt thereof.

          (c) PROCESSING AGENT FEES. The Servicer shall cause all Processing Agent Fees payable to any Processing Agent under a Processing Services Agreement for services rendered in connection with the Cash to be settled out of ATM Fees on a monthly basis prior to such ATM Fees being deposited in the ATM Fee Settlement Account.

          (d) CASH PROVISION SETTLEMENT PROCEDURES. Cash Provision Fees deposited into the Credit Balance Settlement Account shall be disbursed on each Settlement Date at the direction of the Servicer to the applicable Persons or accounts identified in each of the following clauses, in the amounts required and according to the following order of priority:

                FIRST, an amount equal to any unpaid expenses of the Collateral Agent shall be paid to the Collateral Agent;

                SECOND, an amount equal to any unpaid Servicing Fee (if neither TRM ATM nor any of its Affiliates is the Servicer) shall be paid to the Servicer;

                THIRD, an amount equal to the interest accrued in respect of all Loans during the preceding Settlement Period, PLUS the Commitment Fee accrued during the preceding Settlement Period, PLUS any portion of interest on the Loans, and any portion of any Commitment Fee not paid when due on any prior Settlement Date, shall be paid to Administrative Agent on behalf of the Lender;

                FOURTH, an amount equal to the yield accrued in respect of all Certificates during the preceding Settlement Period, PLUS any portion of yield on the Certificates not paid when due on any prior Settlement Date, shall be paid to the Administrative Agent on behalf of the Lender;

                FIFTH, an amount equal to any other amounts due and owing to the Secured Parties pursuant to this Agreement shall be paid to the applicable Secured Parties;

                SIXTH, first, an amount equal to any unpaid Administrative Fees shall be paid to the Administrator and second, an amount equal to any unpaid Servicing

          Fees not otherwise paid pursuant to CLAUSE SECOND above shall be paid to the Servicer; and

                SEVENTH, all remaining amounts shall be paid to the Servicer as a supplemental servicing fee.

          (e) CREDIT BALANCE SETTLEMENT PROCEDURES. Amounts on deposit in the Credit Balance Settlement Account (other than Cash Provision Fees) shall be withdrawn from the Credit Balance Settlement Account on each Business Day and disbursed at the direction of the Servicer to the applicable Persons or accounts identified in each of the following clauses, in the amounts required and according to the following order of priority:

                FIRST, an amount equal to the Loan Amortization Amount for such date shall be paid to Administrative Agent on behalf of the Lender and shall be applied to the outstanding principal amount of the Loans;

                SECOND, an amount equal to the Certificate Amortization Amount for such date shall be paid to the Administrative Agent on behalf of the Lender and shall be applied to the outstanding principal amount of the Certificates;

                THIRD, an amount equal to any other amounts due and owing to the Secured Parties pursuant to this Agreement and not otherwise paid pursuant to CLAUSE FIFTH of SECTION 3.03(d) shall be paid to the applicable Secured Party; and

                FOURTH, prior to the Final Payout Date, any remaining amounts shall be transferred to one or more Disbursement Accounts for disbursement to Transportation Agents for redeployment in ATMs upon the direction of the Servicer, pursuant to the terms of this Agreement and the Depository Bank Agreements and, after the Final Payout Date, any remaining amounts shall be paid to Servicer as a supplemental servicing fee.

          SECTION 3.04   LETTER OF CREDIT MATTERS.

          (a) LETTER OF CREDIT MATTERS. On or prior to the initial Borrowing Date, TRM ATM shall deliver the Letter of Credit to the Collateral Agent as security for the performance of its duties hereunder as TRM ATM, as Servicer and as Administrator and as security for the Borrower's obligations to the Secured Parties hereunder.

          (b) DRAWINGS ON LETTER OF CREDIT. If by 12:00 noon (New York, New York time) on any Settlement Date, (i) the amount of Cash Provision Fees paid by TRM ATM to the Credit Balance Settlement Account is insufficient (as set forth on the most recent Servicing Report) to permit on such Settlement Date the distributions required by CLAUSES SECOND, THIRD and FOURTH of SECTION 3.03(d) or (ii) the amount of collected funds on deposit on the Credit Balance Settlement Account is insufficient to permit on such Settlement Date the distribution required by CLAUSES FIRST and SECOND of SECTION 3.03(e), then the Liquidity Agent shall direct the Collateral Agent to make a drawing on the Letter of Credit in an amount equal to the aggregate shortfall and apply the amounts received (x) first, in the case of a deficiency described in clause (i) above, to pay the amounts required by CLAUSES SECOND through FOURTH of SECTION 3.03(d), and (y) second, in the case of a deficiency described in clause (ii) above, to the Credit Balance Settlement Account, such amount as shall be necessary to make the distributions required by CLAUSES FIRST and SECOND of SECTION 3.03(e).

          (c) In the event that the short-term unsecured debt rating of the Letter of Credit Bank falls below "P-1" by Moody's or "F1" by Fitch, then within two (2) Business Days after TRM ATM shall have received notice or shall have obtained actual knowledge of such event, TRM ATM shall notify the Administrative Agent and the Liquidity Agent, and TRM ATM shall, within twenty-one (21) Business Days after giving such notice, use all reasonable efforts to obtain a replacement letter of credit for such Letter of Credit issued by a Qualified Letter of Credit Bank in an amount equal to the Letter of Credit Stated Amount. If TRM ATM does not replace such Letter of Credit as aforesaid, the Liquidity Agent shall direct the Collateral Agent to make a drawing on the Letter of Credit in an amount equal to the Letter of Credit Stated Amount and deposit such amount into the Reserve Account to be held and applied in accordance with SECTION 3.04(b).

          (d) If the Collateral Agent has not received (i) from the existing Letter of Credit Bank either (A) an amendment to the existing Letter of Credit extending the existing Letter of Credit Expiry Date or (B) a new or replacement letter of credit reflecting such extension or (ii) a replacement Letter of Credit from a Qualified Letter of Credit Bank in an amount equal to the Letter of Credit Stated Amount and effective as of the Letter of Credit Expiry Date of the existing Letter of Credit, at least two (2) Business Days prior to the Letter of Credit Expiry Date, then the Liquidity Agent shall direct the Collateral Agent to draw on the Letter of Credit on the date two
(2) Business Days prior to the Letter of Credit Expiry Date, in an amount equal to the Letter of Credit Stated Amount and deposit such amount in a segregated trust account to be held and applied in accordance with SECTION 3.04(b).

          SECTION 3.05   PAYMENTS AND COMPUTATIONS, ETC.

          (a) PAYMENTS. All amounts to be paid or deposited by the Borrower, TRM ATM or the Servicer to any other Person hereunder (other than amounts payable under SECTION 4.02) shall be paid or deposited in accordance with the terms hereof no later than 2:00 p.m. (New York, New York time) on the day when due in lawful money of the United States of America in same day funds to the accounts specified by the applicable Secured Parties in writing.

          (b) LATE PAYMENTS. Borrower, TRM ATM or Servicer, as applicable, shall, to the extent permitted by law, pay to the applicable Secured Party interest on all amounts not paid or deposited when due hereunder at 2% PER ANNUM above the Base Rate (the "DEFAULT RATE"), payable on demand, PROVIDED, HOWEVER, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law.

          (c) METHOD OF COMPUTATION. All computations of interest, yield and any fees payable by Borrower or TRM ATM hereunder shall be calculated on the basis of a year of 360 days, for the actual days elapsed; PROVIDED, HOWEVER, that interest or yield calculated at the Base Rate shall be on the basis of a year of 365 days for the actual number of days elapsed.


                                  ARTICLE IV.

                                YIELD PROTECTION

          SECTION 4.01   [RESERVED.]

          SECTION 4.02   YIELD PROTECTION.

          (a) If after the date hereof (i) Regulation D of the Board of Governors of the Federal Reserve System or (ii) any Regulatory Change:

          (A) shall subject an Affected Party to any tax, duty or other charge with respect to any Loan or Certificate owned or funded by it, or any obligations or right to make Loans or purchase Certificates or to provide funding therefor, or shall change the basis of taxation of payments to the Affected Party of any interest or principal owed with respect to Loans or Certificates funded in whole or in part by it or any other amounts due under this Agreement in respect of the Loans or Certificates owned or funded by it or its obligations or rights, if any, to make Loans, purchase Certificates or to provide funding therefor (except for changes in the rate of tax on the overall net income of such Affected Party imposed by the United States of America or by any jurisdiction in which such Affected Party is organized or maintains its principal executive office or an office from which it makes Loans); or

          (B) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Federal Reserve Board, but excluding any reserve included in the determination of interest on the Loans or Certificates), special deposit or similar requirement against assets of any Affected Party, deposits or obligations with or for the account of any Affected Party or with or for the account of any Affiliate (or entity deemed by the Federal Reserve Board to be an Affiliate) of any Affected Party (to the extent such Affiliate is providing funding, liquidity or credit enhancement for the Loans or Certificates), or credit extended by any Affected Party; or

          (C) shall change the amount of capital maintained or required or requested or directed to be maintained by any Affected Party; or

          (D) shall change the rate for, or the manner in which the Federal Deposit Insurance Corporation (or a successor thereto) assesses, deposit insurance premiums or similar charges; or

          (E) shall impose any other condition affecting any Loan or Certificate owned or funded in whole or in part by any Affected Party, or its obligations or rights, if any, to make Loans, purchase Certificates or to provide funding therefor;

and the result of any of the foregoing is or would be

               (x) to increase the cost to or to impose a cost on (I) an Affected Party funding, purchasing, making or maintaining any Loan or Certificate, any purchases, reinvestments, or loans or other extensions of credit under the Liquidity Agreement, or any commitment of such Affected Party with respect to any of the foregoing, or (II) the Administrative Agent or Liquidity Agent for continuing its or Borrower's relationship with Lender,

               (y) to reduce the amount of any sum received or receivable by an Affected Party under this Agreement or under the Liquidity Agreement with respect thereto, or

               (z) in the good faith determination of such Affected Party, to reduce the rate of return on the capital of an Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which such Affected Party could otherwise have achieved, then within thirty days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis of such demand), Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost or such reduction.

          (b) Each Affected Party will promptly notify Borrower, the Liquidity Agent and the Administrative Agent of any event of which it has knowledge which will entitle such Affected Party to compensation pursuant to this SECTION 4.02. Failure or delay in giving such notification shall not constitute a waiver of such Affected Party's right to such compensation; PROVIDED that such Affected Party shall not be entitled to compensation under this Section 4.02 for any increased costs or reductions incurred or suffered with respect to any date unless such Affected Party shall have notified the Borrower not more than 90 days after the later of (i) such date and (ii) the date on which such Affected Party shall have become aware of such costs or reductions.

          (c) In determining any amount provided for or referred to in this SECTION 4.02, an Affected Party may use any reasonable averaging and attribution methods that it (in its sole discretion) shall deem applicable. Any Affected Party when making a claim under this SECTION 4.02 shall submit to Borrower a statement as to such increased cost or reduced return
(including calculation thereof in reasonable detail), which statement shall, in the absence of demonstrable error, be conclusive and binding upon Borrower.

          (d) Upon receipt by an Affected Party of a refund or credit for any amounts indemnified by the Borrower under this Section 4.02, such Affected Party shall pay to Borrower an amount equal to the amount of such refund or credit plus any interest received by or credited to such Affected Party with respect to such refund or credit.

          SECTION 4.03   FUNDING LOSSES. In the event that any Affected
Party shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Affected Party to make or maintain any liquidity funding under the Liquidity Agreement) as a result of (i) any payment being made on any day other than on a Settlement Date, or (ii) any Borrowing not being made in accordance with a request therefor under SECTION 1.02, then, upon written notice from the Administrative Agent or the Liquidity Agent to Borrower and Servicer, Borrower shall pay to the applicable Affected Party the amount of such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding upon Borrower.

          SECTION 4.04 TAXES. Any and all payments by the Borrower, the Administrator or the Servicer hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, EXCLUDING, net income taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed by the state or foreign jurisdiction under the laws of which the payee is organized or conducts business or any political subdivision thereof, and also not including such amounts resulting from any income tax filing by Certificateholders inconsistent with the characterization of advances by the Borrower to TRM ATM as a loan or series of loans for federal income tax purposes other than any such filing required by any taxing authority (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "TAXES"). If Borrower, the Administrator or the Servicer shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lender or the Administrative Agent, (i) the Borrower, the Administrator or the Servicer, as the case may be, shall make an additional payment to the payee in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this section), the payee receives an amount equal to the sum it would have received had no such deductions been made,
(ii) the Borrower, the Administrator or the Servicer, as the case may be, shall make such deductions and (iii) the Borrower, the Administrator or the Servicer, as the case may be, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

         If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to the Lender in connection with this Agreement or the funding or maintenance of the Loans and/or Certificates hereunder, the Lender is required to compensate a bank or other financial institution providing such liquidity support, credit enhancement or other similar support in respect of taxes under circumstances similar to those described in this section then upon written demand by the Lender, the Borrower, the Administrator or the Servicer shall pay to the Lender such additional amount or amounts as may be necessary to reimburse such Lender for any amounts paid by it.


                                   ARTICLE V.

                            CONDITIONS OF BORROWINGS

          SECTION 5.01 CONDITIONS PRECEDENT TO INITIAL BORROWING. The initial Borrowing hereunder is subject to the condition precedent that each of the Administrative Agent and the Liquidity Agent shall have received, on or before the date of such Borrowing, the following, each (unless otherwise indicated) dated such date and in form and substance satisfactory to the Administrative Agent and the Liquidity Agent:

          (a) A copy of the approval of the Board of Directors of the Servicer approving this Agreement and the other Transaction Documents to be delivered by it hereunder and the transactions contemplated hereby, certified by its Secretary or Assistant Secretary;

          (b) A good standing certificate for Borrower issued by the Secretary of State of Delaware and a status certificate for the Servicer issued by the Secretary of State of Oregon;

          (c) A certificate of the Secretary or Assistant Secretary of the Servicer certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Transaction Documents to be delivered by it hereunder (on which certificate the Administrative Agent and the Liquidity Agent may conclusively rely until such time as they shall receive a revised certificate meeting the requirements of this SUBSECTION (c));

          (d) Execution copies of the organizational documentation of Borrower and copies of the articles of incorporation and bylaws of Servicer, certified by the Secretary or Assistant Secretary of the Servicer;

          (e)   Acknowledgment copies of proper financing statements
(Form UCC-1), filed on or prior to the date of the initial Borrowing, naming Borrower as the debtor and the Collateral Agent as the secured party describing all of the assets of the Borrower filed in the states of Delaware and Oregon; copies of search reports listing all effective financing statements that name Borrower as debtor and that are filed in the jurisdictions in which filings were made pursuant to the preceding clause and any other instruments or documents as may be necessary or desirable (in the opinion of the Administrative Agent or the Liquidity Agent) to perfect the Collateral Agent's interest in all Pool Assets; acknowledgment copies of proper financing statements (Form UCC-1), filed on or prior to the date of the initial Borrowing, naming TRM ATM as the debtor, the Borrower as the Secured Party and the Collateral Agent as assignee in the state of Oregon; copies of search reports listing all effective financing statements that name TRM ATM as debtor and that are filed in Oregon;

          (f)   Favorable opinions of Stoel Rives LLP, counsel to
Borrower and Servicer, regarding such items as non-consolidation and perfection of security interests, a favorable opinion of Mayer, Brown & Platt regarding enforceability and a favorable opinion of counsel to the Indenture Trustee regarding the enforceability of the Trust Agreement and other items;

          (g) Such powers of attorney as the Collateral Agent shall reasonably request to enable the Collateral Agent to collect all Cash and all other Pool Assets;

          (h)   The Note and the Certificates, duly executed by Borrower;

          (i)   The Letter of Credit;

          (j) A PRO FORMA Servicing Report, prepared in respect of the proposed initial Borrowing;

          (k) The Liquidity Agreement, duly executed by Lender, the Liquidity Agent, each Liquidity Provider and the other parties thereto;

          (l) Letters from the rating agencies then rating the Commercial Paper Notes confirming that the existing ratings of the Commercial Paper Notes will remain in effect after giving effect to the transactions contemplated hereby;

          (m) Execution copies of all agreements entered into by TRM ATM relating to the ATMs and the transportation of the Cash, including, without limitation, copies of the executed Cash Replenishment Services Supplement, MAS Processing Letter

Agreement, Addendum to Armored Car Carrier Agreement and Depository Bank Agreement;

          (n) Proof of insurance reasonably acceptable to the Administrative Agent, the Liquidity Agent, Fitch and Moody's, covering any theft, destruction, or other loss of Cash while such Cash is located in an ATM or in the possession or care of a Transportation Agent naming the Collateral Agent as loss payee;

          (o) the transaction represented by the Transaction Documents shall achieve a "shadow" rating of at least "A" by Fitch; and

          (p) Such other documents, opinions and certificates as the Administrative Agent or the Liquidity Agent may reasonably request.

          SECTION 5.02 CONDITIONS PRECEDENT TO ALL BORROWINGS. Each Borrowing (including the initial Borrowing) hereunder shall be subject to the further conditions precedent that on the date of such Borrowing the following statements shall be true (and Borrower by accepting the amount of such Borrowing shall be deemed to have certified that):

          (a)   representations and warranties contained in SECTIONS
6.01 and 6.02 are correct in all material respects on and as of such day as though made on and as of such day (and shall be deemed to have been made on such day),

          (b) event has occurred and is continuing, or would result from such Borrowing, that constitutes an Event of Default, Servicer Event of Default or Unmatured Event of Default,

          (c) giving effect to each proposed Borrowing, (i) no Borrowing Base Deficiency will exist and (ii) the Letter of Credit Stated Amount is at least equal to the Letter of Credit Required Amount,

          (d)  Termination Date has not occurred,

          (e) the Administrator shall have delivered, on behalf of the Borrower, an executed Borrowing Notice (certified by the Controller or Chief Financial Officer of the Administrator) to the Administrative Agent,

          (f)   the Servicer shall have delivered to the Administrative
Agent and the Liquidity Agent (I) a current list stating: (i) the identity of each Transportation Agent (with a contact person and telephone number) and each Armored Car Carrier, and (ii) the identity of each Processing Agent (with a contact person and telephone number) and (II) execution copies of all agreements relating to the ATMs or the transportation of Cash and proof of the required insurance relating to any new Transportation Agents, Armored Car Carriers or Processing Agents,

          (g) the Servicer shall have delivered to the Administrative Agent and the Liquidity Agent copies of such executed written consents and waivers from third parties as the Collateral Agent may reasonably request to ensure the Collateral Agent's or each Transportation Agent's unfettered access to the Cash;

          (h) no law, rule or regulation shall prohibit and no order, judgment or decree of any Governmental Authority shall prohibit or enjoin the making of such Borrowing; and

          (i) the Administrative Agent and Liquidity Agent shall have received such other approvals, opinions and documents as they may reasonably request.

                                  ARTICLE VI.

                         REPRESENTATIONS AND WARRANTIES

          SECTION 6.01 REPRESENTATIONS AND WARRANTIES OF BORROWER. Borrower represents and warrants as follows:

          (a) ORGANIZATION AND GOOD STANDING. It has been duly formed and is validly existing as a business trust in good standing under the laws of the State of Delaware.

          (b) DUE QUALIFICATION. It is duly qualified to do business as a foreign entity in good standing (if applicable), and has obtained all necessary licenses and approvals, in all jurisdictions in which the failure to obtain such qualifications, licenses or approvals could reasonably be expected to have a Material Adverse Effect.

          (c) POWER AND AUTHORITY; DUE AUTHORIZATION. It (i) has all necessary power, authority and legal right to (A) own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, (B) execute and deliver the Transaction Documents to which it is a party, (C) carry out the terms of the Transaction Documents, and (D) borrow the Loans, issue the Certificates and grant a security interest in its assets on the terms and conditions herein provided and (ii) has duly authorized by all necessary action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the borrowing of the Loans, the issuance of the Certificates and the granting of the security interest in its assets on the terms and conditions herein provided.

          (d) BINDING OBLIGATIONS. Each Transaction Document to which it is a party constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          (e) NO CONFLICT. The consummation of the transactions contemplated by the Transaction Documents and the fulfillment of the terms thereof will not
(i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, its organizational documentation, or any indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument, other than this Agreement, or (iii) violate any Applicable Law applicable to it or any of its properties.

          (f) NO PROCEEDINGS. There are no proceedings or investigations pending or, to the best of its knowledge, threatened before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (i) asserting the invalidity of any Transaction Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Transaction Document, or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

          (g) JUDGMENTS. No injunction, decree or other decision has been issued or made by any court, governmental agency or instrumentality thereof that prevents, and to Borrower's knowledge no threat by any person has been made that could be expected to result in any such decision that would prevent, it from conducting a significant part of its business operations.

          (h) GOVERNMENT APPROVALS. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by it of any Transaction Document (other than the financing statements referred to in SECTION 5.01(e)).

          (i) FINANCIAL CONDITION. Since the date of its organization, there has been no material adverse change in the financial condition, business, business prospects or operations of the Borrower.

          (j) MARGIN REGULATIONS. The use of funds obtained by Borrower under this Agreement will not conflict with or contravene any of Regulations T, U and X promulgated by the Board of Governors of the Federal Reserve System from time to time.

          (k) PERFECTED INTEREST. Each Pool Asset is owned by Borrower free and clear of any Lien other than any Lien created under the Transactions Documents for the benefit of the Collateral Agent. Except for the filing of the financing statements referred to in SECTION 5.01, no further action, including any filing or recording of any document, is necessary in order to establish, protect and perfect the first priority security interest of the Collateral Agent in the assets of Borrower. No financing statement or other instrument similar in effect covering any asset of Borrower or any interest therein is on file in any recording office except such as may be filed (i) in connection with any Lien arising solely as the result of any action taken by Collateral Agent or (ii) in favor of the Collateral Agent, for the benefit of the Secured Parties.

          (l) ACCURATE INFORMATION. No Servicing Reports or other information, exhibit, financial statement, document, book, record or report furnished or to be furnished by or on behalf of Borrower or the Administrator to the Administrative Agent or Liquidity Agent in connection with any of the Transaction Documents was or will be inaccurate in any material respect as of the date it was or will be dated or (except as otherwise disclosed to the Administrative Agent or Liquidity Agent at such time) as of the date so furnished, or contained or will contain any material misstatement of fact or omitted or will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

          (m) OFFICES. The chief place of business and chief executive office of Borrower are located at the address of Borrower identified on the signature pages hereof and the offices where Borrower keeps all its books, records and documents are located at such address (or at such other locations, notified to the Administrative Agent and the Liquidity Agent in accordance with SECTION 7.01(d), in jurisdictions where all action necessary to maintain the Collateral Agent's first priority perfected interest in the assets of Borrower has been taken and completed).

          (n) CAPITAL OF BORROWER. Borrower is solvent and has adequate capital for its business and undertakings.

          (o) INVESTMENT COMPANY ACT. Borrower is not, and is not controlled by, an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended.

          (p) LEGAL NAMES. Borrower has not been known by any legal name, and has used no trade names, other than the name set forth on the signature page hereto and has not been the subject of any merger or other corporate reorganization that resulted in a change of name, identity or corporate structure.

          (q) TAXES. Borrower has filed or caused to be filed all tax returns which, to its knowledge, are required to be filed. Borrower has paid or made adequate provisions for the payment of all taxes and all assessments made against it or any of its property (other than any amount of tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of Borrower), and no tax lien has been filed and, to Borrower's knowledge, no claim is being asserted, with respect to any such tax, fee or other charge.

          SECTION 6.02 REPRESENTATIONS AND WARRANTIES OF THE SERVICER AND TRM ATM. Each of the Servicer and TRM ATM represents and warrants as follows:

          (a) ORGANIZATION AND GOOD STANDING. It has been duly organized and is validly existing as a corporation under the laws of the state of its formation.

          (b) DUE QUALIFICATION. It is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the failure to obtain such qualification, licenses or approvals could reasonably be expected to have a Material Adverse Effect.

          (c) POWER AND AUTHORITY; DUE AUTHORIZATION. It (i) has all necessary power, authority and legal right to (A) own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, (B) execute and deliver the Transaction Documents to which it is a party, and (C) carry out the terms of the Transaction Documents, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of the other Transaction Documents to which it is a party.

          (d) BINDING OBLIGATIONS. Each Transaction Document to which it is a party constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          (e) NO VIOLATION. The consummation of the transactions contemplated by the Transaction Documents and the fulfillment of the terms thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, its organizational documentation or any indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument, other than this Agreement, or (iii) violate any Applicable Law applicable to it or any of its properties.

          (f) NO PROCEEDINGS. There are no proceedings or investigations pending or, to the best of its knowledge, threatened before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (i) asserting the invalidity of any Transaction Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Transaction Document, or (iii) seeking any determination or ruling that might have a Material Adverse Effect.

          (g) GOVERNMENT APPROVALS. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by it of any Transaction Document.

          (h) JUDGMENTS. No injunction, decree or other decision has been issued or made by any court, governmental agency or instrumentality thereof that prevents, and to the TRM ATM's knowledge no threat by any person has been made that could be expected to result in any such decision that would prevent, it from conducting a significant part of its business operations.

          (i) ACCURATE INFORMATION. No Servicing Report or other information, exhibit, financial statement, document, book, record or report furnished or to be furnished by or on behalf of TRM ATM or its Affiliates to the Administrative Agent or the Liquidity Agent in connection with any of the Transaction Documents was or will be inaccurate in any material respect as of the date it was or will be dated or (except as otherwise disclosed to the Administrative Agent and the Liquidity Agent at such time) as of the date so furnished, or contained or will contain any material misstatement of fact or omitted or will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

          (j) OFFICES. The chief place of business and chief executive office of TRM ATM are located at the address of TRM ATM identified on the signature pages hereof, and the offices where TRM ATM keeps all its books, records and documents are located at such addresses (or at such other locations, notified to the Administrative Agent and the Liquidity Agent at least 30 days' prior to any such change).

          (k) SERVICING PROGRAMS. No license or approval is required for the Collateral Agent's use of any program used by Servicer in the servicing of the Assets Pool, other than those which have been obtained (and are assignable by the Servicer to the Collateral Agent or a successor Servicer) and are in full force and effect.

          (l) YEAR 2000 COMPATIBILITY. All hardware and software used by Servicer in connection with its duties hereunder and under the transaction documents are Year 2000 Compatible. For purposes of this Agreement, "Year 2000 Compatible" means that neither performance nor functionality is affected by dates prior to, during, spanning or after January 1, 2000, and shall include, but not be limited to: (i) accurately processing date/time data from, interim between the 20th and 21st centuries in the years 1999 and 2000 and the leap year calculations; (ii) functioning without error, interruption, or decreased performance relating to such date/time data; (iii) accurately processing such date/time data when used in combination with other technology; (iv) accurate date/time data century recognition; and (v) processing, storing, receiving and outputting all date/time in a format that accurately indicates the century of the date/time data.

          (m) TAXES. Servicer has filed or caused to be filed all tax returns which, to its knowledge, are required to be filed. Servicer has paid or made adequate provisions for the payment of all taxes and all assessments made against it or any of its property (other than any amount of tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of Servicer), and no tax lien has been filed and, to Servicer's knowledge, no claim is being asserted, with respect to any such tax, fee or other charge.

          (n) PERFECTED INTEREST. Except for the filing of the financing statements referred to in SECTION 5.01, no further action, including any filing or recording of any document, is necessary in order to establish, protect and perfect the first priority security interest of the Borrower (and the Collateral Agent as assignee of Borrower) in TRM ATM's right, title and interest in and to the ATM Fees. No financing statement or other instrument similar in effect covering TRM ATM's right, title and interest in and to the ATM Fees is on file in any recording office except such as may be filed (i) in connection with any Lien arising solely as the result of any action taken by Collateral Agent or (ii) in favor of the Borrower and assigned to Collateral Agent, for the benefit of the Secured Parties.

          (o) FINANCIAL CONDITION. Since December 31, 1999, there has been no material adverse change in its financial condition, business, business prospects or operations.

                                  ARTICLE VII.

                          GENERAL COVENANTS OF BORROWER

          SECTION 7.01 AFFIRMATIVE COVENANTS OF BORROWER. From the date hereof until the Final Payout Date, Borrower will, unless the Administrative Agent and the Liquidity Agent shall otherwise consent in writing:

          (a) COMPLIANCE WITH LAWS, ETC. Comply in all material respects with all Applicable Laws, including, without limitation, those with respect to the Assets Pool.

          (b) PRESERVATION OF EXISTENCE. Preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing (if applicable) as a foreign entity in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

          (c) AUDITS. (i) At any time and from time to time during regular business hours, permit the Administrative Agent, the Liquidity Agent and any of their respective agents or representatives, (A) to examine and make copies of and abstracts from all Borrower's books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of Borrower, and (B) to visit the offices and properties of Borrower for the purpose of examining such materials described in CLAUSE (i)(A) next above, and to discuss matters relating to the Assets Pool or Borrower's performance hereunder with any of the officers or employees of Borrower having knowledge of such matters; and (ii) without limiting the provisions of CLAUSE (i) next above, from time to time on reasonable request of Administrative Agent or the Liquidity Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent and the Liquidity Agent to conduct, at the Administrative Agent's or the Liquidity Agent's, as applicable, expense once in each fiscal quarter, unless an Event of Default shall have occurred and be continuing in which case the reviews will be at the expense of the Administrator and as frequent as reasonably necessary, a review of Borrower's books and records.

          (d) LOCATION OF RECORDS. Keep its chief place of business and chief executive office, and the offices where it keeps its records, at the address of Borrower referred to in SECTION 6.01(m) or, upon 30 days' prior written notice to the Administrative Agent and the Liquidity Agent, at such other locations in jurisdictions where all action required to maintain the Collateral Agent's first priority perfected interest in the assets of Borrower shall have been taken and completed.

          (e) KEEPING OF RECORDS AND BOOKS OF ACCOUNT. Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Assets in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Assets (including, without limitation, records adequate to permit the daily identification of the outstanding Pool Assets).

          (f) USE OF FUNDS. Apply all Loan and Certificate proceeds solely to provide cash to TRM ATM pursuant hereto.

          SECTION 7.02 REPORTING REQUIREMENTS OF BORROWER. From the date hereof until the Final Payout Date, Borrower will (or will cause the Servicer to), unless the Administrative Agent and the Liquidity Agent shall otherwise consent in writing, furnish to the Administrative Agent and the Liquidity
Agent:

          (a) QUARTERLY FINANCIAL STATEMENTS. As soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Borrower, copies of the financial statements of Borrower prepared in conformity with GAAP (except as to the absence of footnotes), duly certified by the Borrower;

          (b) ANNUAL FINANCIAL STATEMENTS. As soon as available and in any event within 90 days after the end of each fiscal year of Borrower, copies of the financial statements of Borrower prepared in conformity with GAAP, duly certified by independent certified public accountants of recognized standing selected by Borrower;

          (c) ERISA. Promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event defined in
Article IV of ERISA which Borrower files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which Borrower receives from the Pension Benefit Guaranty Corporation;

          (d) EVENT OF DEFAULTS. Immediately upon becoming aware of the existence of any Event of Default or Unmatured Event of Default, a written statement of an officer of Borrower setting forth details of such event and the action that Borrower proposes to take with respect thereto;

          (e) TERMINATION OF OTHER AGREEMENTS. Immediately upon receiving notice of, or becoming aware of, the cancellation or termination of any Armored Car Carrier Addendum, Automated Teller Machine Cash Services Agreement, Depository Bank Agreement, Processing Services Agreement or insurance policy covering the Cash, a copy of such notice or notice of such cancellation or termination;

          (f) LITIGATION AND INSURANCE CLAIMS. As soon as possible and in any event within three Business Days of Borrower's knowledge thereof, notice of (i) any litigation, investigation or proceeding which may exist at any time which could reasonably be expected to have a Material Adverse Effect, (ii) any material adverse development in previously disclosed litigation and (iii) any material losses with respect to any Cash for which claims have been or will be made by Borrower, the Servicer or any Transportation Agent; and

          (g) OTHER. Promptly, from time to time, such other information, documents, records or reports with respect to the assets of Borrower or the condition or operations, financial or otherwise, of Borrower as the Administrative Agent or the Liquidity Agent may from time to time reasonably request in order to protect the interests of the Secured Parties under or as contemplated by this Agreement.

          SECTION 7.03 NEGATIVE COVENANTS OF BORROWER. From the date hereof until the Final Payout Date, Borrower will not, without the prior written consent of the Administrative Agent and the Liquidity Agent:

          (a) SALES, LIENS, ETC. Except as otherwise provided herein, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien (other than liens created under the Transaction Documents) upon or with respect to, any of the assets of Borrower (including, without limitation, the Pool Assets), or any interest therein, or any account to which any Collections of any Pool Asset are sent, the Credit Balance Settlement Account, any Disbursement Account or any right to receive income or proceeds from or in respect of any of the foregoing.

          (b) MERGERS, ACQUISITIONS, SALES, ETC. Be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease all or any substantial part of its assets to another Person.

          (c) INCURRENCE OF INDEBTEDNESS. Incur or permit to exist any indebtedness or liability on account of deposits or advances or for borrowed money or for the deferred purchase price of any property or services, except
(i) current accounts payable arising under the Transaction Documents and (ii) the Loans.

          (d) TRUST INTERESTS. Issue or register the transfer of any of its Certificates to any Person other than a Secured Party.

          (e) CONDUCT OF BUSINESS. Engage in any business or activity other than the provision of Cash to TRM ATM and other activities necessary or incidental thereto.

          (f) ORGANIZATIONAL DOCUMENTATION. Amend or revoke its organizational documentation.

          (g) CHANGE OF NAME. Change its name or corporate structure unless it has (i) given the Administrative Agent and the Liquidity Agent at least 30 days' prior written notice thereof and (ii) executed, delivered and filed such amendments to the UCC financing statements filed in connection herewith as the Administrative Agent and the Liquidity Agent may request, and take such other actions as are necessary or advisable to continue the perfection of the Collateral Agent's interest in the assets of Borrower.

          (h) LIMITATION ON CASH IN TRANSIT. Allow any amount of Cash greater than the amount for which Borrower is insured under approved insurance policies to be in the possession of the Transportation Agents, in the aggregate, at any one time.

          (i) OTHER AGREEMENTS. Enter into any Armored Car Carrier Addendum, Automated Teller Machine Cash Services Agreement, Processing Services Agreement, Depository Bank Agreement or any other agreement which has not been approved by the Administrative Agent and the Liquidity Agent (including, without limitation, approval of the proposed parties to such agreements), which approval shall not be unreasonably withheld; provided, that Borrower may enter into approved Automated Teller Machine Cash Services Agreements with Qualified Transportation Agents.

          SECTION 7.04 COVENANTS OF TRM ATM. From the date hereof until the Final Payout Date, TRM ATM will, unless the Administrative Agent and the Liquidity Agent shall otherwise consent in writing:

          (a) PRESERVATION OF EXISTENCE. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would have a Material Adverse Effect. The Servicer shall comply with all applicable rules, guidelines and operating procedures of any Network applicable to the

ATMs and shall be responsible for all fines, penalties or other amounts payable by it to such Network or any member or participant thereof as a result of any failure to so comply or otherwise. The Servicer shall perform all of its obligations under each Automated Teller Machine Cash Services Agreement, Processing Services Agreement and each other agreement relating to the ATMs.

          (b) COMPLIANCE WITH LAWS. Comply in all material respects with all Applicable Laws.

          (c) AUDITS. (i) At any time and from time to time during regular business hours, permit (and cause any sub-servicer to permit) Borrower, the Administrative Agent, the Liquidity Agent and any of their respective agents or representatives, (A) to examine and make copies of and abstracts from all Servicer's books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of Servicer relating to the Assets Pool and (B) to visit the offices and properties of Servicer for the purpose of examining such materials described in CLAUSE
(i)(A) next above, and to discuss matters relating to the Assets Pool or Servicer's performance hereunder with any of the officers or employees of Servicer having knowledge of such matters; and (ii) without limiting the provisions of CLAUSE (i) next above, from time to time on reasonable request of Borrower, Administrative Agent or the Liquidity Agent, permit certified public accountants or other auditors acceptable to the Borrower, Administrative Agent or Liquidity Agent to conduct, at Borrower's, the Administrative Agent's or the Liquidity Agent's, as applicable, expense once in each fiscal quarter, unless an Event of Default shall have occurred and be continuing in which case the reviews will be at the expense of the Servicer and as frequent as reasonably necessary, a review of Servicer's books and records with respect to the Assets Pool.

          (d) UCC FINANCING STATEMENTS. File such UCC financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate, in accordance with the terms of this Agreement to maintain the first priority perfected security interest of the Collateral Agent in the assets of Borrower which may be perfected by the filing of UCC financing statements. Not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien (other than liens created under the Transaction Documents) upon or with respect to, TRM ATM's right, title and interest in and to the Pool Assets, the ATM Fees, or any interest therein, or any account to which any Pool Assets or the ATM Fees are sent. Not change its name or corporate structure unless it has (i) given the Administrative Agent and the Liquidity Agent at least 30 days' prior written notice thereof and (ii) executed, delivered and filed such amendments to the UCC financing statements filed in connection herewith as the Administrative Agent and the Liquidity Agent may request, and take such other actions as are reasonably necessary or advisable to continue the perfection of the Collateral Agent's interest in the ATM Fees and the Pool Assets.

          (e)   NOTICE. Deliver to the Administrative Agent and the Liquidity
Agent:

          (i) immediately upon becoming aware of the existence of any Event of Default, Servicer Event of Default or Unmatured Event of Default, written notice describing its nature and period of existence and what action Servicer is taking or proposing to take with respect thereto;

          (ii) as soon as possible or in any event within five (5) Business Days of Servicer's knowledge thereof, notice of any litigation, investigation or proceeding which may exist at any time which could reasonably be expected to have a Material Adverse Effect and any material adverse development in previously disclosed litigation;

          (iii) promptly, from time to time, such other information, documents, records or reports respecting the Assets Pool or condition or operations, financial or otherwise, of Servicer as the Administrative Agent or the Liquidity Agent may from time to time reasonably request in order to protect the interests of the Secured Parties under or as contemplated by this Agreement,

          (iv) promptly upon the execution thereof, copies of all Automated Teller Machine Cash Services Agreements, Processing Services Agreements and other agreements relating to the ATMs entered into by the Servicer in accordance with this Agreement, and

          (v) immediately upon becoming aware of any cancellation or termination of any Automated Teller Machine Cash Services Agreement, Depository Bank Agreement or Processing Services Agreement to which the Servicer is a party, written notice of such cancellation or termination.

          (f) QUARTERLY AND ANNUAL FINANCIAL STATEMENTS. Furnish to the Administrative Agent and the Liquidity Agent:

          (i) As soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of TRM ATM, copies of the consolidated financial statements of TRM Corporation prepared in conformity with GAAP (except as to the absence of footnotes), duly certified by the chief financial officer of the Servicer; and

          (ii) As soon as available and in any event within 90 days after the end of each fiscal year of TRM Corporation, copies of the consolidated financial statements of TRM Corporation prepared in conformity with GAAP, duly certified by independent certified public accountants of recognized standing selected by the Servicer;

          (g) OTHER AGREEMENTS. Only enter into Automated Teller Machine Cash Services Agreements, Processing Services Agreements, Depository Bank

Agreements and other agreements with respect to the ATMs which have been approved by the Administrative Agent and the Liquidity Agent (including, without limitation, approval of the proposed parties to such agreements), which approval shall not be unreasonably withheld; PROVIDED, that TRM ATM may enter into approved Automated Teller Machine Cash Services Agreements with Qualified Transportation Agents.

          (h) EXXON AGREEMENT. Not to permit Cash in excess of $100,000 in the aggregate to be placed in ATMs subject to that certain agreement with Exxon Company. U.S.A. dated as of September 15, 1999 untill such time as such agreement is amended to the satisfaction of the Administrative Agent and the Liquidity Agent.

          SECTION 7.05 SEPARATE EXISTENCE. Borrower hereby acknowledges that the Secured Parties are entering into the transactions contemplated by the Transaction Documents in reliance upon Borrower's identity as a legal entity separate from TRM and its Affiliates. Therefore, from and after the date hereof, Borrower and the Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent or the Liquidity Agent to continue Borrower's identity as a separate legal entity and to make it apparent to third Persons that Borrower is an entity with assets and liabilities distinct from those of any other Person and is not a division of any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of Borrower and Servicer shall take such actions as shall be required in order that:

          (a) Borrower will be a business trust whose primary activities are restricted in its organizational documentation and whose purposes include borrowing funds from Lender and using such funds to provide Cash to TRM ATM, and conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

          (b) Any employee, consultant or agent of Borrower will be compensated from Borrower's funds for services provided to Borrower. Borrower will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents, which servicer will be fully compensated for its services by payment of the Servicing Fee;

          (c) Borrower will not incur any material indirect or overhead expenses for items shared with Servicer (or any other Affiliate thereof) which are not reflected in the Servicing Fee. To the extent, if any, that Servicer (or any Affiliate thereof) shares with Borrower items of expense not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered;

          (d) Except as provided in the Administration Agreement, Borrower's operating expenses will not be paid by Servicer or any other Affiliate thereof;

          (e) Borrower will have its own mailing address and stationery separate from those of any other Person other than the Owner Trustee;

          (f) Borrower's books and records will be maintained separately from those of any other Person;

          (g) All financial statements of any Person that are consolidated to include Borrower will contain detailed notes clearly stating that (A) all of Borrower's assets are owned by Borrower, and (B) Borrower is a separate entity with creditors who have received security interests in Borrower's assets;

          (h) Borrower's assets will be maintained in a manner that facilitates their identification and segregation from those of any other Person;

          (i) Borrower will strictly observe trust formalities in its dealings with Servicer and any Affiliate thereof, and funds or other assets of Borrower will not be commingled with those of any other Person. Borrower shall not maintain joint bank accounts or other depository accounts to which any other Person has independent access (other than in accordance with the Transaction Documents). Borrower is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of any other Person; and

          (j) Borrower will not hold itself out to be responsible for the debts of any other Person or the decisions or actions respecting the daily business and affairs of any other Person. Borrower will immediately correct any known misrepresentation with respect to the foregoing, and it will not operate or purport to operate as an integrated single economic unit with respect to or in its dealing with any other Person.

                                 ARTICLE VIII.

                          ADMINISTRATION AND COLLECTION

          SECTION 8.01 SERVICER TO ACT. Borrower hereby appoints TRM ATM as Servicer to perform the duties with respect to the provision of Cash to ATMs as contemplated by this Agreement. Such services shall include: (i) entering into and enforcing the Servicer's and Borrower's rights under Automated Teller Machine Cash Services Agreements, Armored Car Carrier Addendums, Processing Service Agreements and any other agreements necessary to provide cash for the ATMs, (ii) making claims under any insurance policies covering the Cash, (iii) preparing reports with respect to the ATM Fee Settlement Account, Credit Balance Settlement Account and Disbursement Accounts activity and Cash maintenance, (iv) maintaining a list of (A) the location of each ATM receiving Cash, (B) each Transportation Agent (with a contact person and telephone number), and (C) each Processing Agent (with contact person and telephone number), (v) maintaining records with respect to the amount of Cash located in each ATM at any time and (vi) instructing the Administrative Agent and the Collateral Agent, as applicable, as to which Disbursement Accounts Cash is to be deposited for distribution to the applicable Transportation Agents. The Servicer covenants and agrees that under no circumstances will it direct any Cash to be deposited into any account other than a Disbursement Account or the Credit Balance Settlement Account. In addition, no transportation agent, depository bank, armored car carrier or processing agent shall be utilized by the Servicer unless such Person has been approved in writing by the Administrative Agent and the Liquidity Agent (such approval shall not be unreasonably withheld) and otherwise satisfies the definition of "Transportation Agent," "Depository Bank," "Armored Car Carrier" and "Processing Agent," as applicable; PROVIDED, that TRM ATM may enter into approved Automated Teller Machine Cash Services Agreements with Qualified Transportation Agents. The Servicer shall perform, and shall have full power and authority to perform, subject to the requirements and limitations set forth in this Agreement, any and all things in connection with such servicing that are consistent with all Applicable Laws and consistent with customary practices of servicers performing similar functions, but in performing its duties hereunder, the Servicer will act on behalf of and for the benefit of Borrower and the Secured Parties. If any Processing Agent is Disconnected for more than 48 consecutive hours, the Servicer shall instruct all Transportation Agents servicing ATMs for which such Processing Agent is acting as "Processing Agent" to cease depositing Cash in such ATMs and remove all Cash from such ATMs on the earlier of (i) two (2) Business Days prior to the next Settlement Date and (ii) the next cycled service visit to such ATM and deposit such Cash in the Credit Balance Settlement Account.

          SECTION 8.02 INSURANCE. The Servicer shall maintain, or cause to be maintained for Borrower's account, with respect to the Cash insurance covering losses resulting from ATM malfunction, theft, fraud, fire, and any other items as may be reasonably requested by the Administrative Agent or the Liquidity Agent in the amounts specified in Exhibit 8.02. The Servicer shall cause such insurance policies to be issued by reputable insurance companies with claims paying ratings of at least "A" by Standard & Poor's and "Aa1" by Moody's. In addition, the Servicer shall cause each such insurance policy to provide that (i) it may not be cancelled, amended or terminated without at least 30 days prior written notice to Borrower and the Collateral Agent and (ii) the Collateral Agent, for the benefit of the Secured Parties, is the loss payee. The Servicer shall promptly file and shall diligently pursue any claims with respect to the Cash with the applicable insurer, and shall deposit all proceeds received in connection therewith in the Credit Balance Settlement Account within one (1) Business Day of receipt. Upon any failure of the Servicer to take any such actions, the Collateral Agent shall have the right to take any such actions in its place and stead and the Servicer shall cooperate with the Collateral Agent in taking any such action. Within three (3) Business Days of obtaining knowledge of any loss with respect to the Cash which is required to be covered by insurance pursuant to this Agreement, the Servicer shall deposit the full amount of such loss into the Credit Balance Settlement Account. Upon receipt by the Servicer or the Collateral Agent of the proceeds of any claim made with respect to any such loss for which the Servicer has advanced a loss payment pursuant to the preceding sentence, such proceeds shall be paid to the Servicer in reimbursement of its payment and shall not constitute Collections to be distributed in accordance with SECTION 3.03.

          SECTION 8.03 REPORTING. The Servicer shall deliver to Borrower, the Administrative Agent and the Liquidity Agent the following:

          (i) On the third Business Day prior to each Settlement Date (the "REPORTING DATE"), a report substantially in the form of EXHIBIT 8.03(i) (a "SERVICING REPORT"), including a confirmation of all Borrowing Notices for the preceding Settlement Period; and

          (ii) Such other information as may be reasonably requested from time to time by Borrower, the Administrative Agent or the Liquidity Agent.

          SECTION 8.04 BOOKS AND RECORDS. The Servicer shall keep and maintain, or cause to be kept and maintained, accurate and complete books and records for Borrower.

          SECTION 8.05   [RESERVED].

          SECTION 8.06   COSTS OF SERVICING; SERVICER'S FEE.

          (a) COSTS OF SERVICING. All costs of servicing in the manner required by this ARTICLE VIII shall be borne by the Servicer. The Servicer shall be entitled to receive the servicing fee (the "SERVICING FEE") in the amount described in SECTION 8.06(b).

          (b) SERVICER'S FEE. The amount of the Servicing Fee which the Servicer shall be entitled to receive on each Cash Provision Fee Payment Date shall be determined by multiplying the average Borrowing Base during the Settlement Period ending on such Settlement Date TIMES 1.00% TIMES 1/52.

          SECTION 8.07 SUCCESSOR SERVICER. Upon the occurrence of any Servicer Event of Default or any Event of Default, the Collateral Agent may give notice to Servicer that a new Servicer has been designated. Upon receipt by Servicer of such notice, it shall terminate its activities as Servicer hereunder in a manner that the Collateral Agent believes will facilitate the transition of the performance of such activities to a new Servicer. Any new Servicer must agree in writing to perform the duties and obligations of the "Servicer" pursuant to the terms hereof. The Collateral Agent shall provide each Rating Agency with notice of any change in the Servicer.

          The Servicer hereby agrees to cooperate with any successor to the Servicer appointed in accordance herewith in effecting the termination and transfer of the responsibilities and rights of the Servicer hereunder to the Collateral Agent or any successor to the Servicer, including, without limitation, the transfer to the successor to the Servicer for administration by it of all Cash which shall at the time be held by the Servicer or thereafter received with respect to the Assets Pool. In addition, upon the appointment of any successor Servicer, the Servicer shall obtain and/or assign to such successor any license or approval required for the use of any program used by the Servicer in the servicing of the Assets Pool. The Servicer hereby designates any successor to the Servicer as its agent and attorney-in-fact to execute transfers of financing statements and any other filings or instruments which may be necessary or advisable to effect such transfer of the Servicer's responsibilities and rights hereunder.

          SECTION 8.08   BAILEE FOR LENDER. The Servicer hereby
acknowledges that Borrower has granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the assets of Borrower, including, without limitation, the Cash and any credit balances in a Network resulting from the dispensing of Cash at ATMs. If the Servicer has, or is deemed to have, possession of any Cash (whether in the form of cash, credit balances in a Network or otherwise), the Servicer agrees that it shall hold all such Cash as custodian and bailee on behalf of the Collateral Agent for the purposes of perfecting the security interest of the Secured Parties in such Cash.


                                   ARTICLE IX.

                                EVENTS OF DEFAULT

          SECTION 9.01 EVENTS OF DEFAULT. The following events shall be "EVENTS OF DEFAULT" hereunder:

          (a) Borrower shall fail to make any payment or deposit to be made by it hereunder when due or shall fail to pay any payment of principal, interest or yield under the Note or the Certificates when due; or

          (b) Any representation or warranty made or deemed to be made by Borrower (or any of its officers) under or in connection with this Agreement or other information or report delivered pursuant hereto shall prove to have been false or incorrect in any material respect when made and such condition shall continue unremedied for a period of five (5) Business Days after (i) written notice thereof by the Administrative Agent or the Liquidity Agent or (ii) Borrower (or the Administrator) has actual knowledge that such representation or warranty is false or incorrect; or

          (c) Borrower shall fail to perform or observe in any material respect any other term, covenant or agreement contained in this Agreement or any of the other Transaction Documents on its part to be performed or observed and any such failure shall remain unremedied for five (5) Business Days after
(i) written notice thereof shall have been given by the Administrative Agent or the Liquidity Agent to Borrower or (ii) Borrower (or the Administrator) has actual knowledge of such failure to perform or observe any covenant hereunder; or

          (d) A default shall have occurred and be continuing under any instrument or agreement evidencing, securing or providing for the issuance of indebtedness for borrowed money of, or guaranteed by, Borrower or TRM ATM (PROVIDED that, in the case of TRM ATM, the principal of such indebtedness exceeds $500,000), which default is a default in the payment of any amount due thereunder (after giving effect to any periods of grace or right to cure) or which default if unremedied, uncured, or unwaived (with or without the passage of time or the giving of notice or both) would permit acceleration of the maturity of such indebtedness and such default shall have continued unremedied, uncured or unwaived for a period long enough to permit such acceleration; or

          (e) An Event of Bankruptcy shall have occurred and remain continuing with respect to the Borrower, TRM ATM or TRM;

          (f) Borrower shall fail to maintain insurance in accordance with the terms of the Insurance Schedule and any such failure shall remain unremedied for five (5) Business Days;

          (g) (i) Any litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings not disclosed in writing by Borrower to the Administrative Agent and the Liquidity Agent prior to the date of execution and delivery of this Agreement is pending against Borrower, or for an amount greater than $500,000 against TRM ATM or (ii) any material development not so disclosed has occurred in any litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings so disclosed, which, in the case of CLAUSE (i) or
(ii), in the reasonable opinion of the Administrative Agent or the Liquidity Agent, has a reasonable likelihood of having a Material Adverse Effect; or

          (h) There shall exist any event or occurrence that would reasonably be expected to cause a Material Adverse Effect; or

          (i) TRM ATM or TRM is subject to a Change in Control (which has not otherwise been approved in writing by the Administrative Agent and the Liquidity Agent); or

          (j) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any of the assets of Borrower and such lien shall not have been released within five
(5) Business Days, or the Pension Benefit Guaranty Corporation shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of the ERISA with regard to any of the assets of Borrower or any of its Affiliates; or

          (k)   A Servicer Event of Default occurs and is continuing; or

          (l) a Borrowing Base Deficiency continues for more than two (2) Business Days; or

          (m) This Agreement shall for any reason (other than pursuant to the terms hereof) cease to create, or there shall for any reason cease to be, a valid and enforceable perfected first priority security interest in all of the assets of Borrower free and clear of any other Lien or the Borrower (and the Collateral Agent as assignee of the Borrower) shall for any reason cease to have a valid and enforceable first priority security interest in TRM ATM's right, title and interest in and to the ATM Fees free and clear of any other Lien; or

          (n) Lender shall become an "investment company" with the meaning of the Investment Company Act of 1940, as amended, or its activities are terminated by any Governmental Authority; or

          (o) Borrower shall for any reason cease to have a valid and enforceable ownership interest in the Cash; or

          (p) The Letter of Credit Stated Amount shall fail to be at least equal to 3% of the Facility Limit and such failure shall continue unremedied for two (2) Business Day or, if the Letter of Credit has been drawn in full and the proceeds deposited into the Reserve Account pursuant to Section 3.04, the amount of funds in the Reserve Account shall fail to be at least equal to 3% of the Facility Limit and such failure shall continue unremedied for two
(2) Business Day; or

          (q) The aggregate ATM Fees for any Settlement Period shall be less than 200% of the amounts required to be paid out of the Cash Provision Fees pursuant to SECTION 3.03 on the related Settlement Date; or

          (r) TRM ATM shall default in any payment obligation under any Automated Teller Machine Cash Services Agreement, Cash Replenishment Services Supplement, Value Added Reseller Agreement or other agreement relating to the ATM's, or for services to be rendered in connection with the Cash, to which it is a party, and such payment default shall continue for a period of 30 days; or

          (s) Any Transportation Agent or Depository Bank fails to maintain a short term unsecured debt rating of at least P-1 by Moody's and F1 by Fitch and is not replaced within 30 days of such failure; or

          (t) The transaction represented by the Transaction Documents fails to maintain its "shadow" rating of "A" by Fitch.

          SECTION 9.02   REMEDIES.

          (a) OPTIONAL ACCELERATION. Upon the occurrence of an Event of Default (other than an Event of Default described in SECTION 9.01(e)), the Administrative Agent or the Liquidity Agent may declare that the Termination Date has occurred and the unpaid principal amount of the Note and the Certificates to be due and payable immediately, by a notice in writing to Borrower, and upon any such declaration, the Termination Date shall occur and such principal amount shall be immediately due and payable, together with all accrued and unpaid interest thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.

          (b) AUTOMATIC ACCELERATION. Upon the occurrence of an Event of Default described in SECTION 9.01(e), the Termination Date shall occur automatically and the unpaid principal amount of the Note and the Certificates shall automatically become due and payable, together with all accrued and unpaid interest thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrower.

          (c) ADDITIONAL REMEDIES. Upon any acceleration of the Note and the Certificates pursuant to this SECTION 9.02, no Borrowings thereafter will be made, and the Collateral Agent and other Secured Parties shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws to a secured party, which rights shall be cumulative. Upon the acceleration of the Note and Certificates, the Collateral Agent may, and upon written direction from the Majority Liquidity Providers shall, take all lawful action at the Administrator's expense (for reasonable costs and expenses) to exercise any and all rights, remedies, powers and privileges lawfully available to the Collateral Agent to the extent and in the manner directed by either the Majority Liquidity Providers or, in the absence of such direction, the Collateral Agent itself, including the transmission of notices of default and the institution of legal or administrative actions or proceedings to compel or secure performance by the Borrower or the Servicer and to exercise any other remedies available to a secured party. If an Event of Default shall have occurred and be continuing, the Collateral Agent, at the direction of the Majority Liquidity Providers, shall direct Borrower to exercise all rights, remedies, powers, privileges and claims of Borrower against the Servicer or any other party under or in connection with the Transaction Documents, including the right or power to take any action to compel performance or observance by the Servicer or such other party of its obligations to Borrower, and the right to give any consent, request, notice, direction, approval, extension or waiver in respect of any Transaction Document. If Borrower shall have failed, within five (5) Business Days of receiving the directions of the Collateral Agent, to satisfactorily undertake such directed actions, the Collateral Agent may take such previously directed actions on behalf of Borrower and the Secured Parties. Without limiting the foregoing, upon the acceleration of the Note and the Certificates pursuant to this SECTION 9.02, the Collateral Agent shall have the right to give notice to the Servicer and each Transportation Agent to arrange for the return (on the earlier of (i) two (2) Business Days prior to the next Settlement Date and (ii) the next cycled service visit to the ATMs serviced by such Transportation Agent) of all of the Cash in the possession of such Transportation Agent or any ATM serviced by such Transportation Agent (all such Cash to be deposited in the Credit Balance Settlement Account).


                                   ARTICLE X.

                   THE ADMINISTRATIVE AGENT; COLLATERAL AGENT

          SECTION 10.01 AUTHORIZATION AND ACTION. Pursuant to agreements entered into with the Administrative Agent, Lender has appointed and authorized the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

          SECTION 10.02 ADMINISTRATIVE AGENT'S AND COLLATERAL AGENT'S RELIANCE, ETC. The Administrative Agent, the Collateral Agent and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by it or them under or in connection with the Transaction Documents (including, without limitation, the servicing, administering or collecting of Pool Assets as Servicer pursuant to SECTION 8.01), except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each of the Administrative Agent and the Collateral Agent: (a) may consult with legal counsel (including counsel for Borrower), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Secured Party or any other holder of any interest in Assets Pool and shall not be responsible to any Secured Party or any such other holder for any statements, warranties or representations made in or in connection with any Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Transaction Document on the part of Borrower or the Servicer or to inspect the property (including the books and records) of Borrower or the Servicer; (d) shall not be responsible to any Secured Party or any other holder of any interest in the Assets Pool for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Transaction
Document; and (e) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone where permitted herein), consent, certificate or other instrument or writing (which may be by facsimile or telex) in good faith believed by it to be genuine and signed or sent by the proper party or parties.

          SECTION 10.03 THE LIQUIDITY AGENT, THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT AND AFFILIATES. The Liquidity Agent, the Collateral Agent, the Administrative Agent and any of their respective Affiliates may generally engage in any kind of business with Borrower or the Servicer, any of their respective Affiliates and any Person who may do business with or own securities of Borrower or the Servicer or any of their respective Affiliates, all as if they were not the Administrative Agent, Collateral Agent and the Liquidity Agent, respectively, and without any duty to account therefor to any Secured Party or any other holder of an interest in the Assets Pool.

          SECTION 10.04 APPOINTMENT AND POWERS OF COLLATERAL AGENT. The Secured Parties hereby appoint the Collateral Agent as their agent hereunder and hereby authorize the Collateral Agent to take such action on their behalf and to exercise such rights, remedies, powers and privileges hereunder as are specifically authorized to be exercised by the Collateral Agent by the terms hereof, together with such rights, remedies, powers and privileges as are reasonably incidental thereto. The parties hereto agree that the Collateral Agent shall not be required to exercise any discretion or take any action or refrain from taking any action in its capacity as Collateral Agent, but shall only be required to act or refrain from acting in such capacity (and shall be fully protected in so acting or refraining from acting) upon the instruction of the Majority Liquidity Providers. The Collateral Agent shall be entitled to retain experts and to act in reliance upon the advice of such experts concerning all matters pertaining to the agencies hereby created and its duties hereunder, and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such experts selected by it. The relationship between the Collateral Agent and each of the Secured Parties is that of Collateral Agent and principal only, and nothing herein shall be deemed to constitute the Collateral Agent a trustee for any of the Secured Parties or impose on the Collateral Agent any obligations other than those for which express provision is made herein.

          If the Collateral Agent receives unclear or conflicting instructions, it shall be entitled to refrain from taking action until clear or non-conflicting instructions are received, but shall inform the instructing party or parties promptly of its decision to refrain from taking such action. Except as required by the specific terms of this Agreement, the Collateral Agent shall have no duty to exercise any right, power, remedy or privilege granted to it hereby, or to take any affirmative action hereunder, unless directed to do so by the Majority Liquidity Providers (and shall be fully protected in acting or refraining from acting pursuant to such directions which shall be binding on the Secured Parties), and shall not, without the prior approval of the Majority Liquidity Providers, waive any default on the part of Borrower or the Servicer. Notwithstanding anything herein to the contrary, the Collateral Agent shall not be required to take any action (i) which the Collateral Agent has determined will expose the Collateral Agent to personal or financial liability, unless indemnified to its satisfaction, or (ii) which is contrary to this Agreement, the other Transaction Documents, or applicable law.

          The Collateral Agent shall be entitled to rely on any communication, instrument, paper or other document reasonably believed by it to be genuine and correct and to have been given, signed or sent by the proper Person or Persons. The Collateral Agent shall be entitled to assume that no Event of Default shall have occurred and be continuing, unless an officer of the Collateral Agent has actual knowledge thereof or the Collateral Agent has received written notice thereof from the Secured Parties.

          SECTION 10.05   COLLATERAL AGENT AND EMPLOYEES OF THE COLLATERAL
AGENT.

          (a) Each Liquidity Provider hereby agrees to indemnify and hold harmless, in accordance with its pro rata percentage of the sum of the aggregate commitments under the Liquidity Agreement, the Collateral Agent (to the extent not reimbursed by Administrator or Borrower) from and against any and all losses, liabilities, actions, suits, judgments, demands, damages, out-of-pocket costs and expenses of any kind whatsoever (including reasonable fees and expenses of counsel and other experts) incurred or suffered by the Collateral Agent in its capacity as Collateral Agent hereunder of the Secured Parties as a result of any action taken or omitted to be taken by the Collateral Agent in such capacity or otherwise incurred or suffered by, made upon or assessed against the Collateral Agent in such capacity to the extent not reimbursed by Administrator or Borrower or by application of the Collateral; PROVIDED that no Liquidity Provider shall be liable for any portion of any such losses, liabilities, actions, suits, judgments, demands, costs or expenses resulting from or attributable to gross negligence or willful misconduct on the part of the Collateral Agent. Without limiting the generality of the foregoing, each Liquidity Provider hereby agrees to reimburse, in the ratio aforesaid, the Collateral Agent promptly following its demand for any out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Collateral Agent hereunder and not promptly reimbursed to the Collateral Agent by Administrator or Borrower or by application of the Collateral. The obligations of each Liquidity Provider under this paragraph shall survive the termination of the Liquidity Agreement. If at any time, following its demand therefor, the Collateral Agent shall not be reimbursed by Administrator or Borrower or by the Liquidity Providers, the Collateral Agent is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all amounts at any time held by the Collateral Agent for the benefit of the Liquidity Providers, against any and all of the obligations of the Liquidity Providers to the Collateral Agent now or hereafter existing under this Agreement. The Collateral Agent agrees promptly to notify each Liquidity Provider after any such set-off and application made by the Collateral Agent, PROVIDED that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Collateral Agent under this Section are in addition to other rights and remedies which the Collateral Agent may have.

          (b) No provision of this Agreement shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial or other liability in the performance of any duties hereunder or in the exercise of any rights and powers hereunder.

          (c) The Collateral Agent shall have the right at any time to seek instructions from any court of competent jurisdiction. The Collateral Agent may rely on the advice of counsel and shall be held harmless for actions taken in reliance thereon.

          (d) The Collateral Agent makes no representation as to, and shall have no responsibility for, the correctness of any statement contained in, or the validity or sufficiency of, this Agreement or any documents or instruments referred to in this Agreement or the sufficiency or effectiveness of any collateral assigned by this Agreement or as to or for the validity or collectibility of any obligation contemplated by this Agreement. The Collateral Agent shall not be accountable for the use or application by any person of disbursements properly made by the Collateral Agent in conformity with the provisions of this Agreement.

          (e) The Collateral Agent may exercise any of its duties hereunder by or through Collateral Agents or employees. The possession of the Collateral by such Collateral Agents or employees shall be deemed to be the possession of the Collateral Agent.

          (f) The provisions of this Section shall survive the termination of this Agreement and the resignation of the Collateral Agent hereunder.

          SECTION 10.06 SUCCESSOR AGENT. The Collateral Agent acting hereunder at any time may resign by an instrument in writing addressed and delivered, 60 days prior to the effectiveness of such resignation, to each of the Liquidity Providers, the Liquidity Agent, the Lender, and the Borrower, and may be removed at any time with cause by an instrument in writing duly executed by or on behalf of the Majority Liquidity Providers. Subject to the provisions hereof, the Majority Liquidity Providers shall also have the right to appoint a successor to the Collateral Agent upon any such resignation or removal, by an instrument of substitution complying with the requirements of applicable law, or, in the absence of any such requirements, without any formality other than appointment and designation in writing. Upon the making and acceptance of such appointment, the execution and delivery by such successor Collateral Agent of a ratifying instrument pursuant to which such successor Collateral Agent agrees to assume the duties and obligations imposed on the Collateral Agent by the terms of this Agreement, and the delivery to such successor Collateral Agent of the Collateral, and documents and instruments then held by the retiring Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the estate, rights, powers, remedies, privileges, immunities, indemnities, duties and obligations hereby granted to or conferred or imposed upon the retiring Collateral Agent, and one such appointment and designation shall not exhaust the right to appoint and designate further successor Collateral Agents hereunder. No removal or resignation of the Collateral Agent shall be effective unless and until a successor Collateral Agent has been duly appointed, and the appointment of such successor Collateral Agent has been accepted by such successor Collateral Agent. No Collateral Agent shall be discharged from its duties or obligations hereunder until the Collateral and documents and instruments then held by such retiring Collateral Agent shall have been transferred or delivered to the successor Collateral Agent in its capacity as bank or trust company, until such retiring Collateral Agent shall have executed and delivered to the successor Collateral Agent appropriate instruments substituting such successor Collateral Agent for purposes of this Agreement and assigning the retiring Collateral Agent's interest in the Collateral, to the successor Collateral Agent. If no successor Collateral Agent shall be appointed, as aforesaid, or, if appointed, shall not have accepted its appointment, within 30 days after notice of resignation or removal of the retiring Collateral Agent, then, subject to the provisions hereof, the retiring Collateral Agent may appoint a successor Collateral Agent with the written consent of the Liquidity Agent. Each such successor Collateral Agent shall provide Borrower, the Administrator the Lender, each Liquidity Provider and the Liquidity Agent with its address and telephone numbers. Notwithstanding the resignation or removal of any Collateral Agent hereunder, the provisions of this ARTICLE X shall continue to inure to the benefit of such retiring Collateral Agent in respect of any action taken or omitted to be taken by such retiring Collateral Agent in its capacity as such while it was Collateral Agent under this Agreement. Borrower shall provide prompt notice to each Rating Agency and the Administrative Agent of the appointment of a successor Collateral Agent.


                                  ARTICLE XI.

                         ASSIGNMENT OF LENDER'S INTEREST

          SECTION 11.01   RESTRICTIONS ON ASSIGNMENTS.

          (a) Neither Borrower nor Servicer may assign its rights, or delegate its duties hereunder or any interest herein, without the prior written consent of the Administrative Agent and the Liquidity Agent. Lender may not assign its rights hereunder or its Commitment, the Note or the Certificates to any Person without the prior written consent of Borrower, which shall not be unreasonably withheld; PROVIDED, HOWEVER, that

          (i) Lender may assign all or any part of its rights and interests in the Transaction Documents, together with all or any part of its interest in the Assets Pool, to the Liquidity Agent, to any Liquidity Provider, or to any "bankruptcy remote" or commercial paper special purpose entity the business of which is administered by the Administrative Agent or the Liquidity Agent; and

          (ii) Lender may assign and grant a security interest in all of its rights in the Transaction Documents, together with all of its rights and interest in the Assets Pool, to its collateral agent, to secure Lender's obligations under or in connection with the

                Commercial Paper Notes, the Liquidity Agreement, and certain other obligations of Lender incurred in connection with the funding of the Borrowings and Certificates hereunder, which assignment and grant of a security interest shall not be considered an "assignment" for purposes of this SECTION 11.01 or, prior to the enforcement of such security interest, for purposes of any other provision of this Agreement.

          (b) Borrower agrees to advise the Administrative Agent within five (5) Business Days after notice to Borrower of any proposed assignment by Lender not otherwise permitted under SUBSECTION (a) of Borrower's consent or non-consent to such assignment and if it does not consent with respect to an assignment, the reasons therefor. If Borrower does not consent to such assignment by Lender, Lender may immediately assign its Commitment, the Certificates and the Note (or any portion thereof) to the Liquidity Agent and the Liquidity Provider. All of the aforementioned assignments shall be upon such terms and conditions as the Lender and the assignee may mutually agree.

          SECTION 11.02 RIGHTS OF ASSIGNEE. Upon the assignment by Lender in accordance with this Article XI, the assignee receiving such assignment shall have all of the rights of Lender with respect to the Transaction Documents and the Assets Pool (or such portion thereof as has been assigned).

          SECTION 11.03 EVIDENCE OF ASSIGNMENT. Any assignment of the Commitment, the Note, the Certificates and the Assets Pool (or any portion thereof) to any Person may be evidenced by such instruments or documents as may be satisfactory to the Lender.

                                  ARTICLE XII.

                                 INDEMNIFICATION

          SECTION 12.01   INDEMNITIES BY BORROWER AND ADMINISTRATOR.

          (a) GENERAL INDEMNITY. Without limiting any other rights which any such Person may have hereunder or under Applicable Law, each of the Borrower and TRM ATM, as Administrator, hereby agrees, jointly and severally, to indemnify each of the Administrative Agent, the Lender, each Certificateholder, the Liquidity Providers, the Liquidity Agent, the Collateral Agent, each of their respective Affiliates, and all successors and permitted transferees, participants and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each an "INDEMNIFIED PARTY"), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as "INDEMNIFIED AMOUNTS") awarded against or incurred by any of them as a result of a claim arising out of or relating to the Transaction Documents or the transactions contemplated thereby, EXCLUDING, HOWEVER, Indemnified Amounts to the extent determined by a court of competent jurisdiction or in binding arbitration to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party. Without limiting the foregoing, Borrower and TRM ATM, as Administrator, shall indemnify each Indemnified Party for Indemnified Amounts arising out of or relating to:

          (i) the transfer by Borrower of any interest in any of its assets other than the grant of a security interest granted to the Collateral Agent and the other Secured Parties, pursuant to
                SECTION 1.03 (or as otherwise permitted hereunder);

          (ii) any representation or warranty made by Borrower (or any of its officers or Affiliates) under or in connection with any Transaction Document, any information or report delivered by or on behalf of Borrower pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made (unless so disclosed at the time of delivery);

          (iii) the failure by Borrower or Administrator to comply with any Applicable Law or the terms of any of the Transaction Documents;

          (iv) the failure to vest and maintain vested in the Collateral Agent (A) a first priority perfected security interest in all of the assets of Borrower which may be perfected by filing a financing statement under the UCC, (B) a security interest in all of the other assets of Borrower, in each case free and clear of any Lien, other than a Lien arising solely as a result of an act of the Secured Parties, whether existing at the time of any Borrowing or at any time thereafter;

          (v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to the assets of Borrower, whether at the time of any Borrowing or at any time thereafter;

          (vi) any failure of Borrower to perform its duties or obligations in accordance with the provisions of ARTICLE VII or otherwise hereunder or under any other Transaction Document;

          (vii) any failure by Borrower to file any tax returns or pay any taxes when due; and

          (viii) any tax or governmental fee, fine or charge (but not including U.S. federal income taxes upon or measured by net income or state or local taxes upon or measured by net income imposed on the Indemnified Parties by the jurisdiction in which such Indemnified Party is organized or is otherwise taxable without regard to their participation in the transactions contemplated by the Transaction Documents, and also not including such amounts resulting from any income tax filing by Certificateholders being inconsistent with the characterization of advances by the Borrower to TRM ATM as a loan or series of loans for federal income tax purposes other than any such filing required by any taxing authority), all interest and penalties (including, but not limited to, penalties for failure to file returns or pay amounts due) thereon or with respect thereto, and all out-of-pocket costs and expenses, including, but not limited to (i) the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the Loans, the Certificates or any interest in the assets of Borrower (including, without limitation, any fees, fines or charges which may be imposed as a result of any failure to properly disclose any fees charged to any consumer in an ATM transaction) and (ii) the reasonable fees and expenses incurred to file any returns required to be filed to report the same. The parties hereto acknowledge and agree that neither the Borrower nor any of the Indemnified Parties derives tax nexus to any jurisdiction solely by reason by its participation in the transaction or transactions contemplated by the Transaction Documents, unless otherwise required by appropriate taxing authorities.

          (b) CONTEST OF TAX CLAIM; AFTER-TAX BASIS. If any Indemnified Party shall have notice of any attempt to impose or collect any tax or governmental fee or charge for which indemnification will be sought from Borrower under SECTION 12.01(a)(vii), such Indemnified Party shall give prompt and timely notice of such attempt to Borrower and Borrower shall have the right, at its expense, to participate in any proceedings resisting or objecting to the imposition or collection of any such tax, governmental fee or charge. Failure or delay in giving such notification shall not constitute a waiver of such Indemnified Party's right to such compensation; PROVIDED, that such Indemnified Party shall not be entitled to compensation under this
Section 12.01 for any Indemnified Amounts incurred or suffered with respect to any date unless such Indemnified Party shall have notified the Borrower not more than 90 days after the applicable Indemnified Party shall have notice of any attempt to impose or collect any tax or governmental fee or charge for which indemnification will be sought from Borrower under SECTION 12.01(a)(vii). Indemnification hereunder shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the payment of any of the aforesaid taxes and the receipt of the indemnity provided hereunder or of any refund of any such tax previously indemnified hereunder, including the effect of such tax or refund on the amount of tax measured by income or profits which is or was payable by the Indemnified Party.

          (c) CONTRIBUTION. If for any reason the indemnification provided above in this SECTION 12.01 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

          (d) AVAILABLE FUNDS. Payments by Borrower under this SECTION 12.01 shall be paid solely to the extent funds are available pursuant to the priorities set forth in SECTION 3.03.

          SECTION 12.02   INDEMNITIES BY SERVICER.

          (a) Without limiting any other rights which the Borrower or any Indemnified Party may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify the Borrower and the Indemnified Parties, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any of them to the extent that such Indemnified Amounts are a result of a claim arising out of or relating to (i) the Pool Assets or Servicer's performance of, or failure to perform, any of its duties or obligations under or in connection with any Transaction Documents, (ii) any representation or warranty made by the Servicer under or in connection with any Transaction Document, any Servicing Report or any other information or request delivered by or on behalf of Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made (unless so disclosed at the time of delivery), (iii) the co-mingling of any Cash or other Pool Assets with any of the assets of the Servicer, (iv) any failure by the Servicer to pay any taxes when due, or (v) any failure of Servicer to comply with any Applicable Law, EXCLUDING, HOWEVER, Indemnified Losses to the extent determined by a court of competent jurisdiction or in binding arbitration to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party.

          (b) CONTRIBUTION. If for any reason the indemnification provided above in this SECTION 12.02 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Servicer shall contribute to the amount paid by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Servicer on the other hand, but also the relative fault of such

Indemnified Party (if any) and the Servicer and any other relevant equitable considerations.

          SECTION 12.03   INDEMNITIES BY TRM ATM.

          (a) Without limiting any other rights which the Borrower or any Indemnified Party may have hereunder or under Applicable Law, TRM ATM hereby agrees to indemnify the Borrower and the Indemnified Parties, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any of them to the extent that such Indemnified Amounts are a result of a claim arising out of or relating to (i) any tax or governmental fee, fine or charge (but not including U.S. federal income taxes upon or measured by net income or state or local taxes upon or measured by net income imposed on the Borrower or the Indemnified Parties by the jurisdiction in which the Borrower or such Indemnified Party is organized or is otherwise taxable without regard to their participation in the transactions contemplated by the Transaction Documents, and also not including such amounts resulting from any income tax filing by Certificateholders being inconsistent with the characterization of advances by the Borrower to TRM ATM as a loan or series of loans for federal income tax purposes other than any such filing required by any taxing authority), all interest and penalties (including, but not limited to, penalties for failure to file returns or pay amounts due) thereon or with respect thereto, and all out-of-pocket costs and expenses, including, but not limited to (x) the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of or relating to the Transaction Documents and (y) the reasonable fees and expenses incurred to file any returns required to be filed to report the same or (ii) any failure to vest and maintain vested in the Borrower a first priority perfected security interest in the ATM Fees. The parties hereto acknowledge and agree that neither the Borrower nor any of the Indemnified Parties derives tax nexus to any jurisdiction solely by reason by its participation in the transaction or transactions contemplated by the Transaction Documents, unless otherwise required by appropriate taxing authorities.

          (b) CONTEST OF TAX CLAIM; AFTER-TAX BASIS. If the Borrower or any Indemnified Party shall have notice of any attempt to impose or collect any tax or governmental fee or charge for which indemnification will be sought from TRM ATM under SECTION 12.03(a)(i), the Borrower or such Indemnified Party shall give prompt and timely notice of such attempt to TRM ATM and TRM ATM shall have the right, at its expense, to participate in any proceedings resisting or objecting to the imposition or collection of any such tax, governmental fee or charge. Failure or delay in giving such notification shall not constitute a waiver of such party's right to such compensation; PROVIDED, that such party shall not be entitled to compensation under this
Section 12.03 for any Indemnified Amounts incurred or suffered with respect to any date unless such party shall have notified TRM ATM not more than 90 days after the applicable party shall have notice of any attempt to impose or collect any tax or governmental fee or charge for which indemnification will be sought from TRM ATM under SECTION 12.03(a)(i). Indemnification hereunder shall be in an amount necessary to make the Borrower or Indemnified Party whole after taking into account any tax consequences to such party of the payment of any of the aforesaid taxes and the receipt of the indemnity provided hereunder or of any refund of any such tax previously indemnified hereunder, including the effect of such tax or refund on the amount of tax measured by income or profits which is or was payable by such party.

          (c) CONTRIBUTION. If for any reason the indemnification provided above in this SECTION 12.03 is unavailable to the Borrower or an Indemnified Party or is insufficient to hold the Borrower or an Indemnified Party harmless, then TRM ATM shall contribute to the amount paid or payable by the Borrower or such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received the Borrower or by such Indemnified Party on the one hand and TRM ATM on the other hand but also the relative fault of the Borrower or such Indemnified Party as well as any other relevant equitable considerations.


                                  ARTICLE XIII.

                                  MISCELLANEOUS

          SECTION 13.01 AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement nor consent to any departure by Borrower or Servicer therefrom shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto. The parties acknowledge that, before entering into such an amendment or granting such a waiver or consent, Lender may also be required to obtain the approval of some or all of the Liquidity Providers or to obtain confirmation from the Rating Agencies that such amendment, waiver or consent will not result in a withdrawal or reduction of the ratings of the Commercial Paper Notes.

          SECTION 13.02 NOTICES, ETC. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by express mail or by overnight courier service, or by courier, or by certified mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered or sent by express mail or courier or if sent by certified mail, when received, and (b) if transmitted by facsimile, when sent, receipt confirmed by telephone.

          SECTION 13.03 NO WAIVER; REMEDIES. No failure on the part of the Administrative Agent, Liquidity Agent, any other Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 13.04 BINDING EFFECT; SURVIVAL. This Agreement shall be binding upon and inure to the benefit of Borrower, the Administrative Agent, the Lender, TRM ATM, the Servicer, the Collateral Agent, the Liquidity Agent and their respective successors and permitted assigns, and the provisions of
SECTION 4.02 and ARTICLE XII shall inure to the benefit of the Indemnified Parties, respectively, and their respective successors and permitted assigns; PROVIDED, HOWEVER, nothing in the foregoing shall be deemed to authorize any assignment not permitted by SECTION 11.01. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Final Payout Date. The indemnification and payment provisions of ARTICLE XII and SECTIONS 4.02, 4.04, 13.05, 13.06, 13.07 AND 13.15, subject to the limitations, if any, set forth therein, shall be continuing and shall survive any termination of this Agreement.

          SECTION 13.05 COSTS, EXPENSES AND TAXES. In addition to its obligations under ARTICLE XII, TRM ATM, as Administrator, agrees to pay on demand:

          (a) all costs and expenses incurred by the Secured Parties and their respective Affiliates in connection with the negotiation, preparation, execution and delivery, the administration (including periodic auditing as provided in this Agreement), the amendment or syndication thereof or the enforcement of, or any actual or claimed breach of, the Transaction Documents, including, without limitation (i) the reasonable fees and expenses of counsel to any of such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under any of the Transaction Documents, and (ii) all reasonable out-of-pocket expenses (including reasonable fees and expenses of independent accountants), incurred in connection with any review of Borrower's or the Servicer's books and records either prior to the execution and delivery hereof or pursuant to SECTIONS 7.01(c) and 7.04(c) (such out-of-pocket expenses are typically expected to include periodic asset audit and field examination expenses and legal and rating agency expenses incurred in association with any amendments to any of the Transaction Documents); and

          (b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Transaction Documents, and agrees to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

          SECTION 13.06 NO PROCEEDINGS. Borrower, the Servicer, TRM ATM, the Collateral Agent and the Liquidity Agent, each hereby agrees that it will not institute against Lender, or join any other Person in instituting against Lender, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Event of Bankruptcy) so long as any commercial paper issued by Lender shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper shall have been outstanding. The foregoing shall not limit Borrower's, TRM ATM's, the Servicer's, the Collateral Agent's or the Liquidity Agent's right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any other Person. The Servicer hereby agrees that it will not institute against Borrower, or join any other person in instituting against Borrower, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of "Event of Bankruptcy") so long as any debt of Borrower shall be outstanding hereunder, the Certificates are outstanding or there shall not have elapsed one year plus one day since the last day on which any such debt or the Certificates shall have been outstanding. The foregoing shall not limit the Servicer's right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any other Person. The provisions of this
SECTION 13.06 shall survive the termination of this Agreement.

          SECTION 13.07   CONFIDENTIALITY.

          (a) Each of the parties to this Agreement shall maintain, and shall cause each of its employees and officers to maintain, the confidentiality of this Agreement and all information with respect to the other parties hereto, including all information regarding the Borrower and the Servicer and their respective businesses obtained in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, attorneys, investors, potential investors and their agents ("EXCEPTED PERSONS"); PROVIDED, HOWEVER, that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the other parties hereto that such information shall be used solely in connection with such Excepted Person's evaluation of the Borrower, the Servicer and their respective affiliates or such Excepted Person's relationship with such Person, (ii) disclose the existence of this Agreement, but not the financial terms thereof, (iii) disclose such information as is required by an applicable law or an order of an judicial or administrative proceeding and (iv) disclose this Agreement and related information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents. It is understood that the financial terms that may not be disclosed except in compliance with this SECTION 13.07(a) include all fees and other pricing terms and all Events of Default, Servicer Events of Default and priority of payment provisions.

          (b) Anything herein to the contrary notwithstanding, the Borrower and the Servicer each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the other parties hereto or the Liquidity Providers, (ii) by the other parties hereto or the Liquidity Providers to any prospective or actual assignee or participant of any of them or (iii) by the Administrative Agent or the Liquidity Agent to any rating agency, Commercial Paper Note dealer or provider of a surety, guaranty or credit or liquidity enhancement to the Lender and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, any such nonpublic information may be disclosed as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

          (c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known, (ii) disclosure of any and all information
(A) if required to do so by any applicable statute, law, rule or regulation,
(B) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the applicable Person's business or that of their Affiliates, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the applicable Person, or its Affiliates or an officer, director, employer or shareholder thereof is a party, (D) in any preliminary or final offering circular, registration statement or contract or other document pertaining to the transactions contemplated herein approved in advance by the Borrower or Servicer or (E) to any affiliate, independent or internal auditor, agent, employee or attorney of the applicable Person having a need to know the same, provided that such Person advises such recipient of the confidential nature of the information being disclosed, or (iii) any other disclosure authorized by the Borrower or Servicer.

          SECTION 13.08   [RESERVED].

          SECTION 13.09 CAPTIONS AND CROSS REFERENCES. The various captions (including, without limitation, the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Appendix, Schedule or Exhibit are to such Section of or Appendix, Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

          SECTION 13.10 INTEGRATION. This Agreement contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

          SECTION 13.11 GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF NEW YORK.

          SECTION 13.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT OR

DOCUMENT DELIVERED OR WHICH MAY BE IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY TRIAL.

          SECTION 13.13 CONSENT TO JURISDICTION; WAIVER OF IMMUNITIES. EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT:

          (a)   IT IRREVOCABLY (i) SUBMITS TO THE NON-EXCLUSIVE
JURISDICTION OF ANY UNITED STATES FEDERAL COURT, AND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

          (b) TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.

          SECTION 13.14 EXECUTION IN COUNTERPARTS; SEVERABILITY. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

          SECTION 13.15 NO RECOURSE AGAINST CERTAIN PARTIES. No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of any Secured Party as contained in any

Transaction Document or any other agreement, instrument or document entered into by it pursuant thereto or in connection therewith shall be had against any incorporator, affiliate, administrator, stockholder, officer, employee or director of such Secured Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; IT BEING EXPRESSLY AGREED AND UNDERSTOOD that the agreements of each Secured Party contained in the Transaction Documents and all of the other agreements, instruments and documents entered into by it pursuant thereto or in connection therewith are, in each case, solely the respective corporate obligations of such Secured Party, and that no personal liability whatsoever shall attach to or be incurred by any incorporator, stockholder, affiliate, administrator, officer, employee or director under or by reason of any of the obligations, covenants or agreements of such Secured Party contained in any Transaction Document or in any other such instruments, documents or agreements, or which are implied therefrom, and that any and all personal liability of each incorporator, stockholder, affiliate, administrator, officer, employee or director of any Secured Party for breaches by such Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this SECTION 13.15 shall survive the termination of this Agreement.

          SECTION 13.16 LIMITATION OF LIABILITY. It is expressly understood and agreed by the parties hereto that: (a) this Agreement has been executed and delivered by Wilmington Trust Company, not individually or personally but solely as Owner Trustee of the Trust, in the exercise of the powers and authority conferred and vested in it; (b) the representations, undertakings and agreements made herein on the part of the Borrower are made and intended not as personal representations, undertakings and agreements by Wilmington Trust Company, but are made and intended for the purpose of binding only the Borrower; and (c) under no circumstances shall Wilmington Trust Company be personally liable for any payment of indebtedness or expenses of the Borrower or for the breach or failure of any obligation, warranty or covenant made by the Borrower herein or in the other Transaction Documents.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                     TRM INVENTORY FUNDING TRUST

                                     By:  Wilmington Trust Company, not in its
                                          individual capacity, but solely
                                          as Owner Trustee

                                     By /s/
                                     Name:
                                     Title:

                                     TRM Inventory Funding Trust
                                     c/o Wilmington Trust Company
                                     Rodney Square North
                                     1100 North Market Street
                                     Wilmington, Delaware 19890
                                     Facsimile No.: (302) 651-8882
                                     Attention: Corporate Trust Administration

                                     With a copy to:

                                     TRM ATM Corporation
                                     as Administrator

                                     5208 N.W. 122nd Avenue
                                     Portland, Oregon 97230-1074
                                     Facsimile No.: (503) 251-5473
                                     Attention: Chief Financial Officer

                                     TRM ATM Corporation,
                                     individually and as Servicer

                                     By /s/
                                        ----------------------------------
                                     Name:
                                     Title:

                                     TRM ATM Corporation
                                     5208 N. W. 122nd Avenue
                                     Portland, Oregon 97230-1074
                                     Facsimile No.: (503) 251-5473
                                     Attention: Chief Financial Officer

                                     AUTOBAHN FUNDING COMPANY LLC
                                     as Lender

                                     By:  DG BANK DEUTSCHE
                                          GENOSSENSCHAFTSBANK AG

                                     By /s/
                                     Name:
                                     Title:

                                     Autobahn Funding Company LLC
                                     c/o DG Bank Deutsche Genossenschaftsbank AG
                                     609 5th Avenue, Suite 911
                                     New York, New York 10017

                                     Facsimile No.: (212) 745-1651
                                     Attention: Michael Plunkett

                                     DG BANK DEUTSCHE
                                     GENOSSENSCHAFTSBANK AG
                                     as Administrator

                                     By /s/
                                     Name:
                                     Title:

                                     By
                                     Name:
                                     Title:

                                     DG Bank Deutsche Genossenschaftsbank AG
                                     609 5th Avenue, Suite 911
                                     New York, New York 10017

                                     Facsimile No.: (212) 745-1651
                                     Attention: Michael Plunkett

                                     KEYBANK NATIONAL ASSOCIATION, as
                                     Liquidity Agent and as Collateral Agent

                                     By /s/
                                     Name:
                                     Title:

                                     KeyBank National Association
                                     127 Public Square, 4th Floor
                                     Cleveland, OH 44114-1306

                                     Facsimile No.: (216)689-8408
                                     Attention: Asset Securitization Group

                                     Solely for purposes of
                                     Section 2.05, in its
                                     capacity of Note Registrar:

                                     WILMINGTON TRUST COMPANY,
                                     not in its individual capacity but solely as Owner Trustee

                                     By:  /s/
                                          -------------------------------
                                          Name:
                                          Title:

                                     Wilmington Trust Company
                                     Rodney Square North
                                     110 North Market Street
                                     Wilmington, Delaware 19890
                                     Attention: Corporate Trust Administrator

                                   APPENDIX A

                                   DEFINITIONS

         This is Appendix A to the Loan and Servicing Agreement dated as of March 17, 2000 among TRM Inventory Funding Trust, TRM ATM Corporation, Autobahn Funding Company LLC, DG Bank Deutsche Genossenschaftsbank AG and KeyBank, National Association (as amended, supplemented or otherwise modified from time to time, this "Agreement"). Each reference in this APPENDIX A to any Section, the Preamble, Appendix or Exhibit refers to such Section of or Appendix, Preamble or Exhibit to this Agreement.

         A. DEFINED TERMS. As used in this Agreement, unless the context requires a different meaning, the following terms have the meanings indicated hereinbelow:

         "ADMINISTRATIVE AGENT" has the meaning set forth in the PREAMBLE.

         "ADMINISTRATOR" means TRM ATM, in its capacity as Administrator under that certain Administration Agreement with Borrower.

         "ADMINISTRATION AGREEMENT" means the Administration Agreement, dated as of March 17, 2000, between the Trust and the Administrator, as the same may from time to time be amended, modified or supplemented.

         "AFFECTED PARTY" means each of the Lender, each Certificateholder, each Liquidity Provider, any permitted assignee or participant of the Lender or any Liquidity Provider, the Administrative Agent, the Liquidity Agent and any permitted assignee or participant thereof.

         "AFFILIATE" when used with respect to a Person means any other Person controlling, controlled by, or under common control with, such Person.

         "AGREEMENT" has the meaning set forth in the PREAMBLE.

         "APPLICABLE LAW" means all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction.

         "ARMORED CAR CARRIER" means a Person who performs armored car carrier services and ATM maintenance services with respect to the ATMs pursuant to an agreement with a Transportation Agent.

         "ARMORED CAR CARRIER ADDENDUM" means an addendum substantially in the form of SCHEDULE I between a Transportation Agent, the Collateral Agent, Borrower and an Armored Car Carrier.

         "ASSET INTEREST" means the Note, the Certificates and all rights in the Assets Pool and the Transaction Documents related to the Note.

         "ASSETS POOL" means (i) the Cash; (ii) the Credit Balance Settlement Account, and all investments and funds therein; (iii) the Disbursement Accounts, and all investments and funds therein; (iv) all Related Rights; (v) all of Borrower's right, title and interest in the ATM Fees and the Cash Provision Fees and under SECTIONS 1.05 and 1.06, and the Armored Car Carrier Addendums, Automated Teller Machine Cash Services Agreements, Depository Bank Agreements and Processing Services Agreements; (vi) all books and records related to the foregoing; (vii) the Letter of Credit; (viii) all Collections and other proceeds thereof; and (ix) all proceeds of any and all of the foregoing.

         "ATM" means an automated teller machine owned or leased by TRM ATM which (i) is accessible only to the applicable Transportation Agent; (ii) is connected to a Network and a Processing Agent by means of a Switch; and (iii) is insured with respect to losses resulting from malfunction, theft, fraud, fire, and other customary events by a reputable insurance company with a claims paying rating of at least "A" by Standard & Poor's and "Aa1" by Moody's, the proceeds of which are payable to the Collateral Agent.

         "ATM FEE SETTLEMENT ACCOUNT" means account number 379681003263 established at the Collateral Agent in the State of Oregon, in the name of the Collateral Agent for the benefit of the Secured Parties, which account has been designated as the ATM Fee Settlement Account, and any other account designated as such by the Collateral Agent.

         "ATM FEES" has the meaning set forth in SECTION 1.05.

         "AUTOBAHN" means Autobahn Funding Company LLC, a Delaware limited liability company, its successors and assigns.

         "AUTOMATED TELLER MACHINE CASH SERVICES AGREEMENT" means an agreement approved in writing by the Administrative Agent and the Liquidity Agent between the TRM ATM and a Transportation Agent.

         "BASE RATE" means, on any date, a fluctuating rate of interest PER ANNUM equal to the rate of interest most recently publicly announced by the Liquidity Agent at its principal office in Cleveland, Ohio as its prime commercial lending rate. The Base Rate is not necessarily intended to be the lowest rate of interest determined by the Liquidity Agent in connection with extensions of credit.

         "BORROWER" has the meaning set forth in the PREAMBLE.
         "BORROWING" means the aggregate Loans made on a specific Borrowing
Date.

         "BORROWING BASE" means the sum of (i) all Cash stored in the ATMs,
(ii) all Cash held by Depository Banks awaiting distribution to Transportation Agents, (iii) all Cash held by Transportation Agents, (iv) all credit balances with respect to the Cash owed from settlement banks which are members of the Networks, and (v) all Cash in the Credit Balance Settlement Account; PROVIDED, HOWEVER, that the Borrowing Base shall not include any ATM Fees; and PROVIDED, FURTHER

HOWEVER, that an amount equal to $100,000 shall be deducted from the Borrowing Base until such time as the agreement with Exxon Company, U.S.A referenced in SECTION 7.04(h) is terminated or otherwise amended to the satisfaction of the Administrative Agent and the Liquidity Agent.

         "BORROWING BASE DEFICIENCY" means, at any time, that the Outstanding Facility Amount exceeds the Borrowing Base.

         "BORROWING DATE" means each date on which a Borrowing is consummated.

         "BORROWING NOTICE" has the meaning set forth in SECTION 1.02(a).

         "BUSINESS DAY" means any day of the year other than a Saturday or Sunday on which (a) banks are not required or authorized to be closed in Cleveland, Ohio, Eugene, Oregon, New York, New York or Wilmington, Delaware, and (b) if the term "Business Day" is used in connection with the Eurodollar Rate, dealings in United States dollar deposits are carried on in the London interbank market.

         "CASH" means the funds lent to Borrower by the Lender pursuant to a Borrowing hereunder and the purchase price of any Certificates purchased by the Lender hereunder.

         "CASH PROVISION FEE" means, with respect to any Settlement Period, all amounts payable pursuant to clauses FIRST through SIXTH of SECTION 3.03(d) with respect to such Settlement Period.

         "CASH PROVISION FEE PAYMENT DATE" means the last Business Day of each calendar week.

         "CERTIFICATE" means the "TRM Inventory Funding Trust Certificates" issued by the Borrower to the Lender and GSS Holdings, Inc. pursuant to the
Trust Agreement.

         "CERTIFICATE AMORTIZATION AMOUNT" means (i) following the repayment in full of the Loans, the amount designated by the Borrower as a distribution on the Certificates and (ii) after the earlier to occur of the Maturity Date and the Termination Date so long as an Event of Default or Unmatured Event of Default has occurred and is continuing, the outstanding principal balance of the Certificates.

         "CERTIFICATEHOLDER" means a registered holder of a Certificate.

         "CHANGE IN CONTROL" means, with respect to any Person, the acquisition by any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) of issued and outstanding shares of the capital stock of such Person entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors of such Person and having a then present right to exercise 50% or more of the voting power for the election of members of the board of directors of such Person attached to all such outstanding shares of capital stock of such Person.

         "COLLATERAL AGENT" means KeyBank National Association, a national banking association, together with any successors thereto.

         "COLLECTIONS" means, with respect to the Pool Assets, (i) all funds which are received by Borrower or Servicer with respect to such Pool Assets, including any insurance proceeds related thereto, Cash Provision Fees, all amounts deposited by a Processing Agent in the Credit Balance Settlement Account, and all payments in respect of Related Rights; and (ii) all Recoveries.

         "COMMERCIAL PAPER HOLDERS" means the holders from time to time of the Commercial Paper Notes.

         "COMMERCIAL PAPER NOTES" means short-term promissory notes issued or to be issued by Lender to fund its investments in financial assets.

         "COMMITMENT" means the obligation of Lender to make Loans pursuant to this Agreement.

         "CP RATE" means, with respect to any Settlement Period, the per annum rate equal to the weighted average of the per annum rates paid or payable by the Lender from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of the Commercial Paper Notes (or other Borrowings to fund small or odd commercial paper market) that is allocated, in whole or in part, by the Administrative Agent to fund or maintain the Asset Interest during such period, as determined by the Administrative Agent; PROVIDED, the "CP Rate" shall be calculated in a manner which includes the costs and expenses of the Lender of issuing the related Commercial Paper Notes, including all dealer commissions thereon and note issuance costs in connection therewith.

         "CREDIT BALANCE SETTLEMENT ACCOUNT" means account number 379681003248 established at the Collateral Agent in the State of Oregon, in the name of the Collateral Agent for the benefit of the Secured Parties, which account has been designated as the Credit Balance Settlement Account or "Principal Settlement Account" and any other account designated as such by the Collateral Agent.

         "DEPOSITORY BANK" means each financial institution approved in writing by the Administrative Agent and the Liquidity Agent which has executed a Depository Bank Agreement with TRM ATM pursuant to which it will receive Cash and distribute the same solely to Transportation Agents. Each Depository Bank must have a long-term rating of at least "A" or the equivalent by each Rating Agency.

         "DEPOSITORY BANK AGREEMENT" means an agreement approved in writing by the Administrative Agent and the Liquidity Agent between a Depository Bank and TRM ATM.

         "DISBURSEMENT ACCOUNT" has the meaning set forth in SECTION 3.01(a).

         "DISCONNECTED" means, with respect to any Processing Agent, the Processing Agent is not connected with an ATM (or the connection is inoperative) or such Processing Agent is not generating daily reports of ATM activity in accordance with the requirements of its Processing Services Agreement.

         "DOLLARS" means dollars in lawful money of the United States of America.

         "ELIGIBLE INVESTMENTS" means any one or more of the following obligations or securities:

               (i) direct non-callable obligations of, and non-callable obligations fully guaranteed by, the United States of America, or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

               (ii) demand and time deposits in, certificates of deposits of, and bankers' acceptances issued by, any depository institution or trust company incorporated under the laws of the United States of America or any state thereof, having a combined capital and surplus of at least $250,000,000, and subject to supervision and examination by federal and/or state banking authorities, so long as at the time of such investment or contractual commitment providing for such investment the commercial paper or other short-term debt obligations of such depository institution or trust company (or, in the case of a depository institution that is the principal subsidiary of a holding company, the commercial paper or other short-term debt obligations of such holding company) are rated "P-1" by Moody's and "F1" by Fitch;

               (iii) repurchase obligations with respect to and collateralized by (A) any security described in CLAUSE (i) above or
         (B) any other security issued or guaranteed by an agency or instrumentality of the United States of America, in each case entered into with a depository institution or trust company (acting as principal) of the type described in CLAUSE (ii) above, PROVIDED that the Collateral Agent has taken delivery of such security; and

               (iv)      commercial paper (including both
         non-interest-bearing discount obligations and interest-bearing obligations, but excluding Commercial Paper Notes) payable on demand or on a specified date not more than one year after the date of issuance thereof rated "P-1" by Moody's and "F1" by Fitch at the time of such investment.

         "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

         "EURODOLLAR RATE (RESERVE ADJUSTED)" means, with respect to any Settlement Period and any portion of the Asset Interest funded pursuant to the Liquidity Agreement, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

                    Eurodollar Rate       =       Eurodollar Rate
                  (Reserve Adjusted)              ---------------
                                                    1-Eurodollar
                                                  Reserve Percentage

WHERE:

         "EURODOLLAR RATE" means, with respect to any Settlement Period, the rate PER ANNUM at which Dollar deposits in immediately available funds are offered to the Eurodollar Office of the Liquidity Agent two Eurodollar Business Days prior to the beginning of such period by prime banks in the interbank Eurodollar market at or about 11:00 a.m., New York City time, for delivery on the first day of such Settlement Period, for the number of days comprised therein and in an amount equal or comparable to the amount of such portion of the Asset Interest.

         "EURODOLLAR BUSINESS DAY" means a Business Day on which dealings are carried on in the Eurodollar interbank market.

         "EURODOLLAR RESERVE PERCENTAGE" means, with respect to any Settlement Period, the then applicable percentage (expressed as a decimal) prescribed by the Federal Reserve Board for determining reserve requirements applicable to "Eurocurrency Liabilities" pursuant to Regulation D.

         "EVENT OF BANKRUPTCY" shall be deemed to have occurred with respect to a Person if either:

               (a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 30 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

               (b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

         "EVENT OF DEFAULT" has the meaning set forth in SECTION 9.01.

         "EXCHANGE ACT" means the Securities and Exchange Act of 1934, as amended.

         "FACE AMOUNT" means in relation to any Commercial Paper Note (a) if issued on a discount basis, the face amount stated therein and (b) if issued on an interest-bearing basis, the principal amount stated therein plus the amount of all interest scheduled to accrue thereon through its stated maturity date.

         "FACILITY LIMIT" has the meaning set forth in SECTION 1.01.

         "FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System, or any successor thereto or to the functions thereof.

         "FINAL PAYOUT DATE" means the date following the Termination Date on which the principal and interest of all Loans have been paid in full, the principal and interest of all Certificates have been paid in full and all other amounts payable by Borrower and Servicer under the Transaction Documents shall have been paid in full.

         "FITCH" means Fitch IBCA, Inc., or any successor thereto.

         "GAAP" means generally accepted accounting principles applied on a consistent basis.

         "GOVERNMENTAL AUTHORITY" means any foreign or domestic federal, state, county, municipal or other governmental or regulatory authority, agency, board, body, commission, instrumentality, court or any political subdivision thereof.

         "INDEMNIFIED AMOUNTS" has the meaning set forth in SECTION 12.01.

         "INDEMNIFIED PARTY" has the meaning set forth in SECTION 12.01.

         "INSURANCE SCHEDULE" means the schedule attached hereto as SCHEDULE
I.

         "INTERCHANGE FEES" means, with respect to a Transaction at an ATM, all fees paid by the ATM customer's bank through the applicable Network to TRM ATM in connection with such Transaction.

         "INTEREST RATE" means, for any Settlement Period, (i) in the case of any portion of the Asset Interest funded by Commercial Paper Notes, the CP Rate plus 1.39% for such Settlement Period and (ii) in the case of any portion of the Asset Interest funded pursuant to the Liquidity Agreement, the Eurodollar Rate (Reserve Adjusted) for such Settlement Period plus 2.00%; PROVIDED, HOWEVER, that, in either case, if the Liquidity Agent or Administrative Agent declares that the Termination Date has occurred (or the Termination Date occurs automatically in accordance with SECTION 9.02(b)), the Interest Rate shall be the Base Rate as in effect from time to time, PLUS 2% per annum.

         "KEYBANK" has the meaning set forth in the PREAMBLE.

         "LENDER" has the meaning set forth in the PREAMBLE.

         "LETTER OF CREDIT" means the irrevocable letter of credit issued by the Letter of Credit Bank for the benefit of the Collateral Agent, as the same may be reduced or reinstated from time to time in accordance with its terms, and any letters of credit issued in substitution therefor or replacement thereof in accordance with SECTION 3.04.

         "LETTER OF CREDIT BANK" means Bank of America, N.A. and any successor or assign that is a Qualified Letter of Credit Bank.

         "LETTER OF CREDIT EXPIRY DATE" means the expiry date of the Letter of Credit as set forth therein, as extended from time to time in accordance with the terms thereof.

         "LETTER OF CREDIT REQUIRED AMOUNT" means, at any time, 3% of the Facility Limit at such time.

         "LETTER OF CREDIT STATED AMOUNT" shall equal at any time the amount available to be drawn under the Letter of Credit at such time.

         "LIEN" means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt for a lease, consignment or bailment for security purposes.

         "LIQUIDITY AGENT" means KeyBank, as agent for the Liquidity Providers under the Liquidity Agreement, or any successor in such capacity.

         "LIQUIDITY AGREEMENT" means the Liquidity Purchase Agreement, dated as of March 17, 2000, among the Lender, the Liquidity Agent and the Liquidity Providers, as amended, supplemented or otherwise modified from time to time.

         "LIQUIDITY PROVIDERS" means the liquidity institutions from time to time that are parties to the Liquidity Agreement.

         "LOAN" has the meaning set forth in SECTION 1.01.

         "LOAN AMORTIZATION AMOUNT" means (i) the amount of any prepayment of the Loans designated by Borrower pursuant to SECTION 2.01 and (ii) after the earlier to occur of the Maturity Date and the Termination Date or so long as an Event of Default or Unmatured Event of Default has occurred and is continuing, the total outstanding principal balance of the Loans.

         "MAJORITY LIQUIDITY PROVIDERS" has the meaning set forth in SECTION
1.02 of the Liquidity Agreement.

         "MATERIAL ADVERSE EFFECT" with respect to any event or circumstance, a material adverse effect on:

               (i) the business, assets, financial condition or operations of Borrower, TRM ATM or the Servicer;

               (ii) the ability of the Servicer or Borrower to perform in any material respect its obligations under any transaction Document;

               (iii) the validity, enforceability or collectibility of any Transaction Document or any Pool Asset; or

               (iv) the status, existence, perfection, priority or enforceability of Collateral Agent's interest in the assets of Borrower or Borrower's ownership interest in the Cash.

         "MATURITY DATE" means March 17, 2005.

         "MOODY'S" means Moody's Investor Services, Inc., or any successor thereto.

         "NETWORK" means an ATM or EFT Network which is owned by Visa, MasterCard, American Express, Discover or an FDIC insured financial institution with capital and surplus of at least $100 million.

         "NOTE" has the meaning set forth in SECTION 2.01.

         "OUTSTANDING FACILITY AMOUNT" means, at any time, the sum of (I) the aggregate outstanding Face Amount of all Commercial Paper Notes issued by the Lender with respect to the Transaction Documents at such time less the aggregate amount of all interest or discount scheduled to accrue on such Commercial Paper Notes through their stated maturity and (II) the aggregate principal or certificate balance of all Loans and Certificates at such time funded other than through the issuance of Commercial Paper Notes, plus any accrued and unpaid interest or yield thereon.

         "OWNER TRUSTEE" means Wilmington Trust Company, a Delaware banking corporation.

         "PERSON" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, government or any agency or political subdivision thereof or any other entity.

         "POOL ASSET" means an asset in the Assets Pool.

         "PROCESSING AGENT" means a processor which (i) has executed a Processing Services Agreement and (ii) has been certified by the applicable Network and sponsored to participate in a Network in accordance with the requirements of such Network.

         "PROCESSING AGENT FEES" means that portion of the Surcharge Fees payable to the Processing Agents pursuant to the Processing Services Agreements.

         "PROCESSING SERVICES AGREEMENT" means an agreement approved in writing by the Administrative Agent and the Liquidity Agent between TRM ATM and a Processing Agent pursuant to which the Processing Agent agrees to provide ATM processing services to TRM ATM.

         "QUALIFIED INSTITUTION" means a bank or other financial institution whose short term unsecured debt is rated at least A-1/P-1 by Standard & Poor's and Moody's, respectively.

         "QUALIFIED LETTER OF CREDIT BANK" means a bank which has a short-term unsecured debt rating of at least P-1 by Moody's and F1 by Fitch and which has been approved by the Liquidity Agent, such approval not to be unreasonably withheld or delayed.

         "QUALIFIED TRANSPORTATION AGENT" means NCR Corporation or any other Transportation Agent whose short term unsecured debt is rated at least A-1/P-1 by Standard & Poor's and Moody's, respectively.

         "RATING AGENCY" means Fitch and Moody's.

         "RECOVERIES" means moneys collected by the Servicer or any Transportation Agent following instruction by Collateral Agent to return all money lent to Borrower hereunder in possession of such Transportation Agent or at any ATM serviced by such Transportation Agent.

         "REGULATION D" means Regulation D of the Federal Reserve Board, or any other regulation of the Federal Reserve Board that prescribes reserve requirements applicable to nonpersonal time deposits or "Eurocurrency Liabilities" as presently defined in Regulation D, as in effect from time to time.

         "REGULATORY CHANGE" means, relative to any Affected Party

               (a) any change in (or the adoption, implementation, change in phase-in or commencement of effectiveness of) any

                (i) United States federal or state law or foreign law applicable to such Affected Party;

                (ii) regulation, interpretation, directive, requirement or request (whether or not having the force of law) applicable to such Affected Party of (A) any court, government authority charged with the interpretation or administration of any law referred to in CLAUSE (a)(i) or of (B) any fiscal, monetary or other authority having jurisdiction over such Affected Party; or

                (iii) generally accepted accounting principles or regulatory accounting principles applicable to such Affected Party and affecting the application to such Affected Party of any law, regulation, interpretation, directive, requirement or request referred to in CLAUSE (a)(i) or (a)(ii) above;

                (iv) any requirement of any Rating Agency applicable to such Affected Party; or

               (b) any change in the application to such Affected Party of any existing law, regulation, interpretation, directive, requirement, request or accounting principles referred to in CLAUSE
         (a)(i), (a)(ii) or (a)(iii) above.

         "RELATED RIGHTS" means, with respect to any Cash, all of Borrower's right, title and interest in and to all insurance claims related to such Cash.

         "REPORTING DATE" shall have the meaning set forth in SECTION 8.03(i).

         "RESERVE ACCOUNT" means account number 379681003271 established at the Collateral Agent in the State of Oregon, in the name of the Collateral Agent for the benefit of the Secured Parties, which account has been designated as the Reserve Account, and any other account designated as such by the Collateral Agent.

         "SECURED PARTIES" means Lender, the Administrative Agent, the Liquidity Agent, the Collateral Agent, the Liquidity Providers and the other Indemnified Parties.

         "SERVICER" means TRM ATM initially, in its capacity as Servicer hereunder, and any successor Servicer designated pursuant hereto.

         "SERVICER EVENT OF DEFAULT" means each of the following events:

               (i) Servicer shall fail to perform or observe in any material respects any term, covenant or agreement that is an obligation of Servicer hereunder (other than as referred to in CLAUSE (ii) below) and such failure shall remain unremedied for five
         (5) Business Days after (1) written notice thereof by the Administrative Agent or the Liquidity Agent or (2) Servicer has actual knowledge thereof; or

               (ii) Servicer shall fail to make any payment or deposit to be made by it hereunder when due; or

               (iii) Any representation or warranty made or deemed to be made by Servicer (or any of its officers ) under or in connection with this Agreement or any Servicing Report or other information or report delivered pursuant hereto shall prove to have been false or incorrect in any material respect when made and such condition shall continue unremedied for a period of five (5) Business Days after (1) written notice thereof by the Administrative Agent or the Liquidity Agent or (2) Servicer has actual knowledge thereof; or

               (iv) An Event of Bankruptcy shall have occurred and remain continuing with respect to Servicer; or

               (v) There shall exist any event or occurrence that has caused, or would reasonably be expected to cause, a Material Adverse Effect; or

               (vi)      Servicer is subject to a Change in Control; or

               (vii) A default shall have occurred and be continuing under any instrument or agreement evidencing, securing or providing for the issuance of indebtedness for borrowed money in excess of $500,000 of, or guaranteed by, Servicer, which default is a default in the payment of any amount due thereunder (after giving effect to any periods of grace or right to cure) or which default if unremedied, uncured, or unwaived (with or without the passage of time or the giving of notice or both) would permit acceleration of the maturity of such indebtedness and such default shall have continued unremedied, uncured or unwaived for a period long enough to permit such acceleration; or

               (viii) The Servicer shall fail to deliver the Servicer Report within one (1) Business Day of the date required hereby.

         "SERVICING FEE" has the meaning set forth in SECTION 8.06(a).

         "SERVICING REPORT" has the meaning set forth in SECTION 8.03.

         "SETTLEMENT DATE" means the 21st day of each calendar month, or of any such day if not a Business Day, the next Business Day.

         "SETTLEMENT PERIOD" with respect to any Loan or Certificate,

               (a) the period from the date of the Borrowing of such Loan or purchase of such Certificate hereunder to the first Settlement Date thereafter; and

               (b) thereafter, each period from the last day of the next preceding Settlement Period to the next Settlement Date.

         "SUBSIDIARY" means, with respect to any Person, a corporation of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.

         "SURCHARGE FEES" means all fees other than Interchange Fees charged to the cardholder using the applicable ATM in connection with a Transaction.

         "SWITCH" the system of computer hardware and software established and operated by or on behalf of the Networks to interface electronically with members of such Network for the purpose of processing electronic banking transactions, Surcharge Fees and Interchange Fees.

         "TERMINATION DATE" means the earliest of

               (a) the date of termination (whether by scheduled expiration, termination on default or otherwise) of the Liquidity Providers' commitments under the Liquidity Agreement;

               (b) the date that the Termination Date is declared pursuant to SECTION 9.02(c);

               (c) the date which becomes the Termination Date automatically under SECTION 9.02(b); and

               (d)       March 17, 2005.

         "TRANSACTION" means a withdrawal of cash by a customer of an ATM.

         "TRANSACTION DOCUMENTS" means this Agreement, the Certificates, the Administration Agreement between Borrower and TRM ATM, the Trust Agreement, the Note and the other documents to be executed and delivered in connection herewith, including, without limitation, all documentation relating to the ATMs and the transportation of the Cash.

         "TRANSPORTATION AGENT" means a Person who, pursuant to an Automated Teller Machine Cash Services Agreement with TRM ATM, has agreed to provide cash transportation services to TRM ATM, including withdrawal of Cash from the applicable Depository Banks, transportation of Cash to and from ATMs, and other ATM maintenance services.

         "TRM" means TRM Corporation, an Oregon corporation.

         "TRM ATM" means TRM ATM Corporation, an Oregon corporation.

         "TRM SECURED OBLIGATIONS" means all obligations of TRM ATM under the Transaction Documents in its individual capacity, as Administrator, as Servicer or otherwise, including, without limitation, its obligation to pay the Cash Provision Fee, indemnity obligations under SECTION 12.02 and 12.03, and costs and expenses under SECTION 13.05.

         "TRUST AGREEMENT" means the Deposit Trust Agreement, dated as of March 17, 2000, between TRM ATM and Wilmington Trust Company, as Owner Trustee.

         "UCC" means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

         "UNMATURED EVENT OF DEFAULT" means any event which, with the giving of notice or lapse of time, or both, would become an Event of Default.

         "YIELD RATE" means, for any Settlement Period, (I) in the case of any portion of the Asset Interest funded by Commercial Paper Notes, the CP Rate plus 1.39% for such Settlement Period, (II) in the case of any portion of the Asset Interest funded pursuant to the Liquidity Agreement, the Eurodollar Rate (Reserve Adjusted) for such Settlement Period plus 2.00%, and
(III) in the case of any Certificates held by GSS Holdings, Inc., 25%; PROVIDED, HOWEVER, that, in case of clause (I) or (II) above, if the Liquidity Agent or Administrative Agent declares that the Termination Date has occurred (or the Termination Date occurs automatically in accordance with SECTION 9.02(b)), the Yield Rate shall be the Base Rate as in effect from time to time, PLUS 2% per annum.

         B. OTHER TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such
Article 9.

         C. COMPUTATION OF TIME PERIODS. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

                                   SCHEDULE II

                             INSURANCE REQUIREMENTS

1.       Required Theft/Loss Insurance Protection

                           Required Theft/Loss*
# of ATMS                  Insurance Protection
-----------------------------------------------
500                        $500,000
501-750                    $750,000
751-1000                   $950,000
1001-1250                  $1,100,000
1251-1500                  $1,250,000
1501-1750                  $1,375,000
1751-2000                  $1,500,000
2001-2250                  $1,625,000
2251-2500                  $1,750.000
2501-2750                  $1,850,000
2751-3000                  $1,950,000


* Minimum acceptable Theft/Loss coverage

2. Required "Available Coverage" (amount of theft/loss coverage remaining after claims) by Quarter. If the Required Theft Insurance Protection is reduced by claims to the Available Coverage Trigger percentages below, additional coverage to the Restore % Requirement must be obtained by TRMIF within 5 days or a Termination Event is triggered. If the Effective Coverage reaches 25% of the Required Theft Insurance Protection at any time, a Termination Event is triggered.

The additional coverage may take the form of:

         A.    Additional theft/loss insurance coverage from an insurance company rated "A" or higher by Moody's
         B:    Cash collateral in an account in favor of the Collateral Agent
         C:    A Letter of Credit in favor of the Collateral Agent from a bank rated "A" or higher by Moody's

                                    Q1               Q2                Q3               Q4
                                    ------------------------------------------------------
Available Coverage Trigger          50%              50%               50%              50%
Restore % Requirement               75%              70%               70%              50%


Available Coverage Trigger = (%) * (Required Theft/Loss Insurance Coverage) Restore Requirement = Required ratio of Available Coverage to Required Theft/Loss Insurance Coverage